EXHIBIT 99.A

LA LIBERTAD SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made this 29th day of June, 2006;

BETWEEN:

RNC RESOURCES LIMITED, a corporation existing under the laws of Belize

(the “Seller”)

— and –

YAMANA GOLD INC., a corporation existing under the laws of Canada

(the “Guarantor”)

— and —

GLENCAIRN GOLD CORPORATION, a corporation existing under the laws of Canada

(the “Buyer”)

RECITALS:

1.	The Seller is the legal and beneficial owner of all of the issued and outstanding shares in the capital of Central American Mine Holdings Limited, a corporation existing under the laws of Belize (“CAMH”).

2.	The Buyer wishes to purchase all of the issued and outstanding shares of CAMH and the Seller has agreed to sell to the Buyer all of the issued and outstanding shares in the capital of CAMH.

3.	The Guarantor is the indirect legal and beneficial owner of all of the issued and outstanding shares in the capital of the Seller.

        IN CONSIDERATION of the premises and the mutual agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement,

“Act”means the Canada BusinessCorporations Act and the regulations thereunder;

“affiliate”and “body corporate” have the respective meanings ascribed to those terms by the Act on the date hereof;

“Agreement”means this share purchase agreement and all attached schedules, in each case as the same may be supplemented, amended, restated or replaced from time to time in accordance with its terms;

“AMEX” means the American Stock Exchange;

“Applicable Law” means, any Canadian or foreign federal, provincial, state, local or municipal statute, law (including the common law), ordinance, rule having the force of law, regulation, by-law (zoning or otherwise) or Order of any Governmental Authority or rule of any stock exchange or securities commission, that applies in whole or in part to the Seller, the Guarantor, the Buyer, the Subsidiaries, or to any of the Purchased Securities;

“Belize Liabilities” means all long-term liabilities and indebtedness of CAMH, Bemilasa and RNC (Panama) Limited calculated in accordance with Canadian generally accepted accounting principles;

“Bemilasa”means Beneficio Minero Los Angeles S.A., a corporation existing under the laws of Nicaragua;

“Bemilasa Shares” has the meaning set forth in Section 3.1.2(c);

“Bonanza Agreements” has the meaning set forth in Section 4.1.6;

“Bonanza Exploitation Concession” means the one (1) mining or exploitation concession in northeast Nicaragua, as more particularly described in Schedule A attached hereto;

“Bonanza Exploration Concessions” means the six (6) mineral exploration concessions in northeast Nicaragua, as more particularly described in Schedule B attached hereto;

“Books and Records” have the meaning set forth in Section 6.4;

“Business Day” means a day other than a Saturday or Sunday, on which Canadian chartered banks, are open for the transaction of domestic business in Toronto, Ontario;

“Buyer Financial Statements” has the meaning set forth in Section 3.3.13;

“Buyer Indemnified Parties” has the meaning set forth in Section 10.6.2;

“Buyer Leased Premises” has the meaning set forth in Section 3.3.19;

“Buyer Mining Rights” has the meaning set forth in Section 3.3.5;

“Buyer Public Documents” means all financial statements, management information circulars, annual information forms, material change reports, prospectuses and other documents issued by the Corporation before the date of this Agreement and during the Interim Period;

“Buyer Subsidiaries” and “Buyer Subsidiary” have the meanings set forth in Section 3.3.4;

“Buyer’s Post-Closing Notice” has the meaning set forth in Section 7.4(b);

“Buyer’s Post-Closing Statements” has the meaning set forth in Section 7.5(a);

“CAMH”has the meaning set forth in Recital No.1 of this Agreement

“CAMH Shares” means 1,000 common shares in the capital of CAMH which shares represent all of the issued and outstanding Equity Securities in the capital of CAMH;

“Closing”means the completion of the sale to and purchase by the Buyer of the Purchased Securities and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the purchase and sale of the Purchased Securities;

“Closing Date” means July 6, 2006, or such other Business Day as the Parties agrees in writing as the date that the Closing shall take place;

“Closing Date Shares” has the meaning set forth in Section 2.2.1;

“Closing Document”means any document delivered at the Closing Time as provided in or pursuant to this Agreement;

“Closing Time” means 9 o’clock a.m. Toronto time on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place;

“Combined Working Capital Deficit” means the combined consolidated Working Capital deficit of CAMH and RNC (Panama) Limited (“RNC Panama”) as at the Closing Date;

“Contracts”means the contracts, agreements, licence agreements and other legally binding instruments entered into by the Subsidiaries including contracts in respect of indebtedness;

“Desminic”means Desarrollo Minero de Nicaragua S.A., a corporation existing under the laws of Nicaragua;

“Desminic Shares” has the meaning set forth in Section 3.1.2(b);

“Encumbrance”means any encumbrance of any kind whatever (registered or unregistered) and whether contingent or otherwise and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, security or security interest;

“Environment”means the air, surface water, underground water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and environment or natural environment as defined in any Environmental Law and “Environmental” shall have a similar extended meaning;

“Environmental Laws” means all Applicable Laws relating in whole or in part to the Environment and includes those relating to pollution or protection of the Environment, public health, safety or natural resources;

“Equity Participation Agreement”has the meaning set forth in Section 4.2.10;

“Equity Securities” means all shares and all other securities of a body corporate of any kind or class which confer on the holders thereof one or more of the following rights:

(i)	to vote for the election of directors either under all circumstances or in certain circumstances whether or not such circumstances exist or have occurred; or

(ii)	to receive the remaining property of the body corporate upon dissolution; or

(iii)	to receive any dividend or similar distribution from the body corporate;

and includes (i) any securities of a body corporate which are convertible into, exchangeable for or which carries a right to purchase one or more such shares or other securities of such body corporate, and (ii) any options, rights, warrants or subscription privileges issued or granted by a body corporate (whether or not currently exercisable or exercisable on conditions) to acquire one or more such shares or other securities or such convertible securities of such body corporate of such body corporate;

“Execution Date” means the date of this Agreement;

“Glencairn Equity Financing” means one or more equity financings undertaken by the Buyer during the Interim Period;

“Glencairn Shares” means common shares in the capital of the Buyer;

“Governmental Authority” means any Canadian or foreign (including Belizean or Nicaraguan) government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal, court, governmental commission (including a securities commission) of any kind whatsoever, any subdivision, agency, commission, board or authority of any of the foregoing or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the amount of any of the foregoing or any stock exchange or securities commission, having jurisdiction;

“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, PCBs, urea formaldehyde foam insulation and lead-containing paints or coatings;

“Initial Adjustment” has the meaning set forth in Section 7.4(a);

“Information”means all information (whether oral or in writing, or stored in computerised, electronic, disk, tape, microfilm or other form) furnished by a Party, its affiliates, and their respective Representatives, and all analyses, compilations, data, studies or other documents or records prepared by a Party or its Representatives containing or based, in whole or in part, upon any such furnished information or derived from access provided by a Party, its affiliates, and their respective Representatives, and each item thereof, whether obtained before or after the Execution Date, but for greater clarity the term “Information” does not include information that (i) is already in the other Party’s possession, if the possession of such information is not known to the other Party to be subject to a confidentiality agreement with or other obligations of secrecy or fiduciary responsibility to the disclosing Party or another person, (ii) becomes available to the other Party on a non-confidential basis from a source other than the disclosing Party, its affiliates, and their respective Representatives, which source to the other

Party’s knowledge is not bound by a confidentiality agreement or other obligation of secrecy or fiduciary responsibility to the disclosing Party or another person and is not otherwise under an obligation of secrecy to the disclosing Party or another person, or (iii) is independently developed by the other Party;

“Interim Period” means the period from and including the Execution Date to and including the Closing Time;

“La Libertad Mine” means the mine located approximately 110 kilometres due east of Managua, Nicaragua in the La Libertad-Santo Domingo Region of the Chantales Department in Central Nicaragua and is identified as Ministerial Decrees 032-RN-MC-94 and 200-RN-MC/2002 under the laws of Nicaragua;

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding;

“Licence”means any licence, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a Governmental Authority;

“Material Adverse Effect” when used in connection with Party means any change, event, violation, inaccuracy, circumstance or effect that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, capitalization, financial condition or results of operations of such Party and its parent (if applicable) or subsidiaries, taken as a whole other than any change, event, violation, inaccuracy, circumstance or effect: (i) relating to the global economy or securities markets in general; (ii) resulting from changes in the price of gold; (iii) resulting from the rate at which Canadian dollars or United States dollars can be changed for any foreign currency; and (iv) relating to the gold mining industry in general and not specifically relating to or affecting such Party;

“Neutral Auditors” has the meaning set forth in Section 7.4(c);

“NI 45-102” has the meaning set forth in Section 2.2.2(b);

“Nomination Rights Agreement”has the meaning set forth in Section 4.2.9;

“notice”has the meaning ascribed thereto in Section 11.2(a);

“Order”means any order (including any judicial or administrative order and the terms of any administrative consent), judgement, injunction, decree, ruling or award of any court, arbitrator or Governmental Authority;

“ordinary course” or “normal course” means any transaction which constitutes an ordinary day-to-day business activity of the Subsidiaries in accordance with its past business practices;

“Panama Closing” means the completion of the sale to and purchase by the Buyer of all the issued and outstanding shares of RNC (Panama) Limited owned by the Seller and the completion of all other transactions contemplated by the Cerro Quema Share Purchase Agreement dated the date hereof between the Seller, the Guarantor and the Buyer;

“Parties”means the Seller, the Guarantor and the Buyer collectively, and “Party”means either one of them;

“Permitted Encumbrances” means:

(a)	inchoate or statutory liens for Taxes not at the time overdue and inchoate or statutory liens for overdue Taxes the validity of which is being contested in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes;

(b)	statutory liens incurred or deposits made in the ordinary course of a Subsidiary’s business in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due;

(c)	liens and privileges arising out of any judgement with respect to which a Subsidiary intends to prosecute an appeal or proceedings for review but only for so long as there is a stay of execution pending the determination of such appeal or proceedings for review;

(d)	security given by a Subsidiary to a public utility or any Governmental Authority when required in the ordinary course of business of the Subsidiary;

(e)	undetermined or inchoate construction or repair or storage liens arising in the ordinary course of a Subsidiary’s business, a claim for which has not been filed or registered pursuant to law or which notice in writing has not been given to the Subsidiary;

(f)	any reservations or exceptions underlying or related to any property;

(g)	easements and any registered restrictions or covenants that run with the land provided they have been complied with;

(h)	rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telephone and cable lines and other similar products or services; and

(i)	zoning by-laws, ordinances or other restrictions as to the use of real property and agreements with other Persons registered against title to the properties of the Subsidiaries.

“Person”shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, any Governmental Authority or any other entity recognized by law;

“Plans”has the meaning set forth in Section 3.1.13(b)(iv);

“Purchase Price” means the purchase price to be paid by the Buyer to the Seller for the Purchased Securities as provided in Section 2.2.1;

“Purchased Securities” means the CAMH Shares;

“Release”shall mean any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, passive migration, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, tanks or other containers, regardless of when discovered;

“Representative”means each director, officer, employee, agent, solicitor, accountant, consultant, or financial adviser of a Party and its affiliates and all other persons acting for or in conjunction with the Party referred to in connection with the transactions contemplated herein;

“Securities Law” has the meaning set forth in Section 3.3.11;

“SEDAR”means the System for Electronic Document Analysis and Retrieval;

“Seller Indemnified Parties” has the meaning set forth in Section 10.6.3;

“Seller’s Post-Closing Notice” has the meaning set forth in Section 7.5(b);

“Seller’s Post-Closing Statements” has the meaning set forth in Section 7.4(a);

“Seller’s Financial Statements” means:

(j)	the financial statements of CAMH for the years ended December 31, 2005, 2004 and 2003, including notes thereto, and an unaudited balance sheet for the three month period ended March 31, 2006;

(k)	the financial statements of Desminic for the years ended December 31, 2004 and 2003 including notes thereto and prepared in accordance with Canadian generally accepted accounting principles, and the unaudited balance sheets and income statements for the year ended December 31, 2005 and the three months ended March 31, 2006; and

(l)	the financial statements of Bemilasa for the years ended December 31, 2005, 2004 and 2003, and an unaudited balance sheet and income statement for the three month period ended March 31, 2006;

“Statutory Plans” means all statutory plans for the benefit of any of the employees or contractual workers or persons who were employees or contractual workers of the Subsidiaries with which such companies are required to comply, including any plans administrated pursuant to applicable health, workers’ compensation, workers’safety and insurance and employment insurance legislation.

“Subsidiaries”means CAMH, Desminic and Bemilasa, and “Subsidiary” means any one of the Subsidiaries;

“Taxes”means all taxes and similar governmental charges, including

(m)	all income, franchise, capital, real property, withholding, payroll, employer health, transfer, sales, use, excise, consumption, anti-dumping, countervailing and value added taxes, all other taxes of any kind for which the Subsidiaries may have any liability, whether disputed or not; and

(n)	assessments, charges, duties, rates, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

“Tax Returns” means all reports, returns and other documents filed or required to be filed by the Subsidiaries in respect of Taxes or in respect of or pursuant to any taxing statute;

“Transmission”has the meaning ascribed thereto in Section 11.2(a);

“TSX”means the Toronto Stock Exchange; and

“Working Capital” means current assets less current liabilities, and 50% of the current liability portion of the indebtedness set out in Schedule F attached hereto, all calculated in accordance with Canadian generally accepted accounting principles consistently applied.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable herein. The parties to this Agreement irrevocably attorn to the jurisdiction of the courts of Ontario in respect of all matters arising under or in relation to this Agreement.

(c)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(e)	No Strict Construction – The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(f)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)	Severability – If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction and without affecting its application to other parties or circumstances.

(h)	Statutory References – A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(i)	Time – Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

(j)	Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(k)	Currency – Unless specified otherwise, all statements or references to dollar amounts in this Agreement are to United States of America dollars.

1.3	Entire Agreement

        This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, materials, undertakings or collateral agreements, express, implied or statutory, by or between the parties (or by any Representative thereof) other than as expressly set forth in this Agreement.

1.4	Schedules

        The following schedules form part of this Agreement:

Schedule A	Bonanza Exploitation Concession

Schedule B	Bonanza Exploration Concessions

Schedule C	La Libertad Mining Properties

Schedule D	Buyer's Consents

Schedule E	Buyer Subsidiaries

Schedule F	Indebtedness

Schedule G	Royalties

ARTICLE 2
PURCHASE AND SALE OF PURCHASED SECURITIES

2.1	Purchase and Sale of Purchased Securities

        The Seller hereby agrees to sell, transfer, assign, convey and set over to the Buyer, and the Buyer hereby agrees to purchase and acquire from the Seller, on the Closing Date the Purchased Securities, free and clear of all Encumbrances, on the terms and conditions contained in this Agreement.

2.2	Purchase Price

2.2.1	Aggregate Purchase Price

        The aggregate purchase price payable by the Buyer to the Seller for the Purchased Securities shall be C$20,020,000 (the “Purchase Price”). The Buyer hereby agrees to pay and satisfy the Purchase Price by the issuance of and delivery of 26,000,000 Glencairn Shares (the “Closing Date Shares”) to and in the name of the Seller or its nominee on the Closing.

2.2.2	Closing Date Shares

The Closing Date Shares shall be:

(a)	issued as fully paid, non-assessable shares in the capital of the Buyer, free and clear of all Encumbrances;

(b)	issued pursuant to an exemption from the prospectus requirements of the Securities Act (Ontario) such that the restricted period and other conditions set out in Section 2.5 of National Instrument 45-102 (“NI 45-102”) will apply to the Closing Date Shares;

(c)	issued in certificate form with the restrictive legend required by Section 2.5(2)3.(a) of NI 45-102 and the restrictive legend required by the rules of the TSX; and

(d)	listed and posted for trading on the TSX and AMEX commencing on the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Seller

        The Seller represents and warrants to the Buyer as follows and acknowledges that the Buyer is relying upon such representations and warranties in entering into this Agreement.

3.1.1	Corporate Matters – Seller and the Subsidiaries

(a)	The Seller and each Subsidiary is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation. The Seller and each Subsidiary is duly qualified, authorized or licensed to conduct its business and is in good standing under the laws of (i) each jurisdiction in which it conducts its business or owns leases or has a right, title or interest in and to real property, and (ii) each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, authorization or licence.

(b)	No proceedings have been taken or authorized by the Seller or each Subsidiary, or, to the Seller’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Seller or each Subsidiary or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to each Subsidiary.

(c)	The Seller has all necessary corporate power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is or will be a party. The Seller has taken all corporate action necessary to authorize the execution and delivery, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is or will be a party.

(d)	This Agreement has been, and each Closing Document to which the Seller is a party will when executed and delivered be, duly executed and delivered by the Seller, and this Agreement constitutes, and each Closing Document to which the Seller is a party will when executed and delivered constitute, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(e)	The Seller and each Subsidiary has all necessary corporate power and authority to own the assets currently owned by it and to carry on the business as at present carried on by it.

(f)	To the Seller’s knowledge, the corporate records and minute books of each of the Subsidiaries contain complete and accurate minutes of all meetings of directors and shareholders of each of the Companies held since its date of incorporation and all such meetings were duly called and held. The share certificate books, register of shareholders, register of transfers and register of directors of each of the Subsidiaries are complete and accurate in all material respects.

3.1.2	Authorized and Issued Capital of the Subsidiaries

(a)	The authorized capital of CAMH consists of 50,000 common shares, of which 1,000 common shares have been validly issued and are outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(b)	The authorized capital of Desminic consists of 1,000 common shares, of which 1,000 common shares (the “Desminic Shares”) have been validly issued and are outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(c)	The authorized capital of Bemilasa consists of 1,000 common shares, of which 1,000 common shares (the “Bemilasa Shares”) have been validly issued and are outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(d)	There are no outstanding bonds, debentures or other evidences of indebtedness of any of the Subsidiaries having the right to vote. There are no outstanding contractual obligations of any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding equity securities or with respect to the voting or disposition of any outstanding Equity Securities.

3.1.3	Title to Shares

(a)	The Seller is the sole legal, beneficial and registered owner of the Purchased Securities. The Seller now has, and on Closing, the Buyer will acquire, good and marketable title to the Purchased Securities, free and clear of all Encumbrances other than the restrictions on transfer set forth in the constating or constituent documents of CAMH. The Purchased Securities constitute all of the issued and outstanding Equity Securities of CAMH. There are no agreements or understandings with respect to the voting, sale or transfer of any of the Purchased Securities or which prohibit, limit or would be breached by, the completion of the transactions contemplated by this Agreement.

(b)	CAMH is the sole legal, beneficial and registered owner of 998 of the Desminic Shares, Peter Marrone is the sole legal, beneficial and registered owner of 1 of the Desminic Shares and Charles Main is the sole legal, beneficial and registered owner of 1 of the Desminic Shares. The Desminic Shares constitute all of the issued and outstanding securities of Desminic. The Desminic Shares are owned free and clear of all Encumbrances. There are no agreements or understandings with respect to the voting, sale or transfer of any of the Desminic Shares or which prohibit, limit or would be breached by, the completion of the transactions contemplated by this Agreement.

(c)	CAMH is the sole legal, beneficial and registered owner of 998 of the Bemilasa Shares, Peter Marrone is the sole legal, beneficial and registered owner of 1 of the Bemilasa Shares and Charles Main is the sole legal, beneficial and registered owner of 1 of the Bemilasa Shares. The Bemilasa Shares constitute all of the issued and outstanding securities of Bemilasa. The Bemilasa Shares are owned free and clear of all Encumbrances. There are no agreements or understandings with respect to the voting, sale or transfer of any of the Bemilasa Shares or which prohibit, limit or would be breached by, the completion of the transactions contemplated by this Agreement.

3.1.4	No Options

        No Person other than the Buyer has any oral or written agreement, option, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase of the Purchased Securities, the Desminic Shares or the Bemilasa Shares and none of the Purchased Securities, the Desminic Shares or the Bemilasa Shares is subject to any of the foregoing. There are no outstanding agreements or other obligations of each Subsidiary to issue any securities of the Subsidiary to any Person or that would prohibit, or would be breached by, the completion of the transactions contemplated by this Agreement. None of the Purchased Securities, the Desminic Shares or the Bemilasa Shares is subject to any option, warrant, right of conversion, exchange or purchase, or any similar right. None of the Purchased Securities, the Desminic Shares or the Bemilasa Shares has been issued in violation of any pre-emptive rights of any Person, including any past or present shareholder of a Subsidiary, the Seller or the Guarantor. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Seller or any of the Subsidiaries to issue or sell any shares of any of the Subsidiaries or any securities or obligations of any kind convertible into or exchangeable for any shares of any of the Subsidiaries.

3.1.5	Absence of Conflicting Agreements

        None of the execution and delivery of, or the observance and performance by the Seller of, any covenant, condition or obligation under this Agreement or any Closing Document to which it is a party:

(a)	contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i)	any Applicable Law;

(ii)	the articles, by-laws, directors or shareholders resolutions of the Seller or the Subsidiaries;

(iii)	the provisions of any contract, agreement, arrangement, lease, mortgage, security document, obligation, licence, permit or instrument to which the Seller or the Subsidiaries is a party, or by which the Seller, the Subsidiaries or the Purchased Securities are bound or affected;

(b)	relieves any other party to any Contract to which the Subsidiaries are a party of that party’s obligations thereunder or enable them to terminate or accelerate their obligations thereunder; or

(c)	results in the creation or imposition of any Encumbrance on the assets of the Subsidiaries or the Purchased Securities, other than a Permitted Encumbrance or restricts, hinders, impairs or limits the ability of the Seller or the Subsidiaries to conduct their respective businesses as and where they are now being conducted; or

(d)	results in any payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) becoming due to any director or officer of any Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of any Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits.

3.1.6	Consents and Approvals

        No consent, approval, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by the Seller or the Subsidiaries in connection with:

(a)	the Closing;

(b)	the execution and delivery by the Seller of this Agreement or the Closing Documents to which it is a party; or

(c)	the observance and performance by the Seller of its obligations under this Agreement or the Closing Documents to which it is a party.

3.1.7	Absence of Changes

        Since February 28, 2006, except as disclosed (i) by the Seller to the Buyer, or (ii) on SEDAR as of the date hereof:

(a)	each of the Subsidiaries has conducted its business only in the ordinary course of business;

(b)	none of the Subsidiaries has incurred or suffered a Material Adverse Effect;

(c)	there has not been any acquisition or sale by any of the Subsidiaries of any material property or assets thereof;

(d)	other than in the ordinary course of business, there has not been any incurrence, assumption or guarantee by any of the Subsidiaries of any debt for borrowed money, any creation or assumption by any of the Subsidiaries of any Encumbrance, any making by any of the Subsidiaries, of any loan, advance or capital contribution to or investment in any other person (other than loans and advances in an aggregate amount which does not exceed $50,000 outstanding at any time) or any entering into, amendment of, relinquishment, termination or non-renewal by any of the Subsidiaries of any contract, agreement, licence, lease transaction, commitment or other right or obligation which would, individually or in the aggregate, have a Material Adverse Effect on a Subsidiary;

(e)	other than in the ordinary course of business, there has not been any material increase in or modification of the compensation payable to or to become payable by any of the Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors or officers;

(f)	none of the Subsidiaries have effected any material change in its accounting methods, principles or practices;

(g)	none of the Subsidiaries have adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan; and

(h)	no dividends have become or are payable on or in respect of the Purchased Securities and no other distribution on any of its securities or shares or any of the securities or shares of the other Subsidiaries has become or is payable by CAMH or the other Subsidiaries.

3.1.8	Tax Matters

(a)	To the knowledge of the Seller, each Subsidiary has timely filed (or there have been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns and all material filings related to any Statutory Plans required to be filed by each Subsidiary on or before December 31, 2004, and to the extent any Tax Return or material filing related to any Statutory Plan has not been filed before or after December 31, 2004 up to and including the Closing Date, such circumstance has not caused a Material Adverse Effect.

(b)	No Governmental Authority has asserted, or, to the knowledge of the Seller, is threatening to assert, against the Subsidiaries any material deficiency or claim for Taxes or in respect of any Statutory Plan.

(c)	To the knowledge of the Seller, there are no material proposed (but unassessed) Taxes outstanding and none have been asserted by any applicable taxing authority, including, any sales tax authority, and no waiver of any statute of limitations has been given or requested with respect to any of the Subsidiaries. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable.

3.1.9	Compliance with Applicable Law

        Each Subsidiary is and, to the knowledge of the Seller, at all times has been in material compliance with all Licences and all other Applicable Laws promulgated or issued by any Governmental Authority in respect of or applicable to each Subsidiary and its assets.

3.1.10	Litigation

        There are no outstanding, pending or, to the knowledge of the Seller, threatened, actions, suits, proceedings, investigations or claims affecting or in respect of the assets of the Subsidiaries or any part thereof, including in respect of any material environmental liability related to or arising out of such assets. Neither the Seller nor any of the Subsidiaries, nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of an amount of money in the aggregate in excess of $50,000 as a condition to or a necessity for the right or ability of the Seller or any Subsidiary, respectively, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement.

3.1.11	Condition of Assets

        Each of the Subsidiaries owns, possesses and has good and marketable title to the personal property owned by it, free of all Encumbrances. All tangible assets of Desminic used in or in connection with the La Libertad Mine have been subject to ordinary usage and wear and tear, and comply in all material respects with all Applicable Laws.

3.1.12	Mining Properties

(a)	Schedule C attached hereto sets out all of the mining properties that comprise the La Libertad Mine (the “Properties”). Except as specified in Schedule C, Desminic is the holder of record of, and is the owner of a 100% undivided beneficial interest in and to its right, title and interest in, all of the Properties, free and clear of all Encumbrances, other than the Permitted Encumbrances.

(b)	There are no adverse interests or options to acquire or purchase the Properties or any portion thereof or any right, title or interest therein. No Person has any proprietary or possessory interest in such mining properties other than Desminic and subject only to the rights of any Governmental Authority having jurisdiction and as described in Schedule G attached hereto, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from such mining properties.

(c)	Desminic has all necessary rights of entry and exit to and from the Properties and the surfaces thereof to carry out all necessary mining operations on such mining properties.

(d)	Except for those notices previously disclosed to the Buyer (including the notice in respect of environmental obligations pending from 2005), to the knowledge of the Seller, Desminic has not received any notice from any Governmental Authority alleging that it or any of its predecessors in interests in respect of the Properties has violated or is violating in any material respect any Environmental Law to which such mining properties are subject.

(e)	To the knowledge of the Seller, the Properties are in good standing in all material respects with respect to the performance of all material obligations required under Applicable Law (including, without limitation, the payment of all maintenance costs, the performance of all minimum assessment work and the filing of reports with respect to minimum assessment work) and the condition of such mining properties is in material compliance with all Applicable Laws and all Orders of all Governmental Authorities having jurisdiction, including in respect of any material Environmental liability related to or arising out of such mining properties.

3.1.13	Employment Matters

(a)	Each Subsidiary is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labour practice. No unfair labour practice complaint against any Subsidiary is pending before any labour relations board or similar governmental tribunal or agency and no notice has been received by any Subsidiary of any complaints filed by any employees against a Subsidiary claiming that a Subsidiary has violated any employee or human rights or similar legislation in any jurisdiction in which the business of the Subsidiary is conducted.

(b)	Other than as disclosed to the Buyer:

(i)	None of the Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer of any of the Subsidiaries which cannot be terminated without payment of a maximum of 12 times such individual’s monthly salary.

(ii)	None of the Subsidiaries has any employee or consultant whose employment or contract with the Subsidiary cannot be terminated without payment upon a maximum of 12 months’ notice.

(iii)	None of the Subsidiaries is subject to any current, or to the knowledge of the Seller, pending or threatened strike or lockout.

(iv)	To the knowledge of the Seller, the Subsidiaries have complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of the Subsidiaries, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon the Subsidiaries, as the case may be (collectively referred to in this subsection as the “Plans”) and all Plans maintained by or binding upon any of the Subsidiaries are fully funded and in good standing with such regulatory authorities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by any of the Subsidiaries from any such regulatory authority.

(v)	To the knowledge of the Seller, no action has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Plan maintained by or binding upon any of the Subsidiaries, being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority.

(vi)	To the knowledge of the Seller, the Subsidiaries are in compliance with the terms of the collective or other applicable labour union agreements to which they are a party and since February 28, 2006 there have been no material grievance or similar actions filed, registered or otherwise, relating to or against the applicable Subsidiary in respect of such agreements.

3.1.14	No Default

        The Buyer has been offered and provided access to a true and complete copy of all Contracts, material to the conduct of the business of the Subsidiaries that if breached or in default would or could reasonably be expected to have a Material Adverse Effect on the Subsidiaries and there are no current or pending negotiations with respect to the renewal, termination or amendment of any such material Contracts. None of the Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any material Contract to which any of them is a party or by which any of them is bound which would, individually or in the aggregate, have a Material Adverse Effect on the Subsidiaries.

3.1.15	Subsidiaries and Investments

(a)	CAMH does not own any subsidiaries or any shares in the capital of any other corporation or any ownership interest in any person or any other assets other than the outstanding shares of Desminic and Bemilasa owned by it, nor has it agreed to acquire any subsidiaries or the shares in the capital of any other corporation or any ownership interest in any person or to acquire or lease any other business operations.

(b)	Neither Desminic nor Bemilasa owns any subsidiaries or any shares in the capital of any other corporation or any ownership interest in any person, nor has it agreed to acquire any subsidiaries or the shares in the capital of any other corporation or any ownership interest in any person or to acquire or lease any other business operations.

(c)	No person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from the Subsidiaries of any of the material assets of any of the Subsidiaries, other than as described or contemplated herein.

3.1.16	Accuracy of Books and Records and Financial Information

        The books and records, financial or otherwise, and statements of each Subsidiary present fairly in all material respects the financial position of the Subsidiary as at the date thereof and the results of operations for the periods then ended.

3.1.17	Environmental

(a)	To the knowledge of the Seller, each of the Subsidiaries is and has been in compliance with all applicable Environmental Laws, except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect on the applicable Subsidiary.

(b)	The Properties have not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental

Laws. None of the Subsidiaries or any other person in control of any Property has caused or permitted the Release of any Hazardous Substances at, in, on, under or from any Property, except in compliance with all Environmental Laws, except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect. All Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Properties by a Subsidiary or any other person for whose actions a Subsidiary may be partially or wholly liable have been handled, recycled, disposed of, treated and stored in compliance with all Environmental Laws except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect. To the knowledge of the Seller, there are no Hazardous Substances at, in, on, under or migrating from the Property, except in material compliance with all Environmental Laws.

(c)	To the knowledge of the Seller, none of the Subsidiaries or any other person for whose actions a Subsidiary may be partially or wholly liable has caused or permitted the Release of any Hazardous Substances on or to any of the Properties in such a manner as: (i) would be reasonably likely to impose liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property, except to the extent that such liability would not have a Material Adverse Effect; or (ii) would be reasonably likely to result in imposition of a lien, charge or other encumbrance or the expropriation on any of the Properties or the assets of any of the Subsidiaries.

(d)	None of the Subsidiaries has received any notice, formal or informal, of any proceeding, action or other claim, liability or potential liability arising under any Environmental Laws, from any person related to any of the Properties which is pending as of the date hereof, except to the extent the same would not have a Material Adverse Effect on the Subsidiaries.

3.1.18	Intellectual Property

        The Subsidiaries do not own or license any patents, patent rights, trademarks, trade names, service marks, copyrights, know how or other proprietary intellectual property rights that are material to the conduct of the business of the Subsidiaries.

3.1.19	Certain Contracts

        None of the Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of the Subsidiaries are conducted, (ii) limit any business practice of any Subsidiary in any material respect, or (iii) restrict any acquisition or disposition of any property by any Subsidiary in any material respect.

3.1.20	Valid Agreements

        To the knowledge of the Seller, any and all of the agreements and other documents and instruments pursuant to which the Subsidiaries hold the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, subject to applicable bankruptcy and other laws of general application limiting the enforcement of creditors’ rights generally, the Subsidiaries are not in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, and all leases, licences and claims pursuant to which the Subsidiaries derive the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or claim. None of the properties (or any interest in, or right to earn an interest in, any property) of the Subsidiaries is subject to any right of first refusal or purchase or acquisition right.

3.1.21	Indebtedness

        Except as disclosed in Schedule F attached hereto, none of the Subsidiaries has entered into any revolving credit or term loan agreement or other similar financing with any corporation, bank, financial institution, Governmental Authority or any other Person.

3.1.22	Prospectus Exemption

        The Seller is acquiring the Closing Date Shares under the prospectus exemption set out in Section 2.12 of National Instrument 45-106 Prospectus and Registration Exemptions.

3.1.23	Full Disclosure

        To the knowledge of the Seller, the Seller has made available to the Buyer all material information, including financial, operational and other information, in respect of the Subsidiaries and all such information as made available to the Buyer is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

3.2	Representations and Warranties of the Guarantor

        The Guarantor represents and warrants to the Buyer as follows and acknowledges that the Buyer is relying upon such representations and warranties in entering into this Agreement.

3.2.1	Corporate Matters – Guarantor

(a)	The Guarantor is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation. The Guarantor is duly qualified, authorized or licensed to conduct its business and is in good standing under the laws of (i) each jurisdiction in which it conducts its business or owns leases or has a right, title or interest in and to real property, and (ii) each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, authorization or licence.

(b)	No proceedings have been taken or authorized by the Guarantor, or, to the Guarantor’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Guarantor or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to each Subsidiary.

(c)	The Guarantor has all necessary corporate power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Guarantor and the Closing Documents to which it is or will be a party. The Guarantor has taken all corporate action necessary to authorize the execution and delivery, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is or will be a party.

(d)	This Agreement has been, and each Closing Document to which the Guarantor is a party will when executed and delivered be, duly executed and delivered by the Guarantor, and this Agreement constitutes, and each Closing Document to which the Guarantor is a party will when executed and delivered constitute, a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

3.2.2	Absence of Conflicting Agreements

        None of the execution and delivery of, or the observance and performance by the Guarantor of, any covenant, condition or obligation under this Agreement or any Closing Document to which it is a party contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(a)	any Applicable Law;

(b)	the articles, by-laws, directors or shareholders resolutions of the Guarantor;

(c)	the provisions of any contract, agreement, arrangement, lease, mortgage, security document, obligation, license, permit or instrument to which the Guarantor is a party, or by which the Guarantor is bound or affected.

3.2.3	Consents and Approvals

        No consent, approval, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by the Guarantor in connection with:

(a)	the Closing;

(b)	the execution and delivery by the Guarantor of this Agreement or the Closing Documents to which it is a party; or

(c)	the observance and performance by the Guarantor of its obligations under this Agreement or the Closing Documents to which it is a party.

3.3	Representations and Warranties of the Buyer

        The Buyer represents and warrants to the Seller as follows and acknowledges that the Seller is relying upon such representations and warranties in entering into this Agreement.

3.3.1	Corporate Matters

(a)	The Buyer is a corporation duly incorporated, organized, and validly existing under the laws of its jurisdiction of incorporation. The Buyer is duly qualified, authorized or licensed to conduct its business and is in good standing under the laws of (i) each jurisdiction in which it conducts its business or owns leases or has a right, title or interest in and to real property, and (ii) each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, authorization or licence.

(b)	No proceedings have been taken or authorized by the Buyer or, to the Buyer’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Buyer, or with respect to the amalgamation, merger, consolidation, arrangement or reorganization relating to the Buyer.

(c)	The Buyer has all necessary corporate power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, the Agreement and the Closing Documents to which it is a party. The Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, the Agreement and the Closing Documents to which it is a party.

(d)	This Agreement has been, and each Closing Document to which the Buyer is a party will on Closing be, duly executed and delivered by the Buyer, and this Agreement constitutes, and each Closing Document to which the Buyer is a party will on Closing constitute, a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

3.3.2	Absence of Conflicting Agreements

        None of the execution and delivery of, or the observance and performance by the Buyer of, any covenant or obligation under this Agreement or any Closing Document to which it is a party or the Closing contravenes or results in (with or without the giving of notice or lapse of time, or both) or will contravene or violate or result in any breach or default of, or acceleration of any obligation under:

(a)	any Applicable Law;

(b)	the articles, by-laws, directors’ or shareholders’ resolutions of the Buyer; or

(c)	except as identified in Schedule D attached hereto, the provisions of any agreement, lease, mortgage, security document, obligation or instrument to which the Buyer is a party or by which the Buyer or its assets is affected or bound.

3.3.3	Consents and Approvals

        Except as identified in Schedule D attached hereto, no consent, approval, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by the Buyer in connection with:

(a)	the Closing,

(b)	the execution and delivery by the Buyer of this Agreement or any Closing Document to which it is a party, or

(c)	the observance and performance by the Buyer of its obligations under this Agreement or any Closing Documents to which it is a party.

3.3.4	Buyer Subsidiaries

(a)	The Buyer has no subsidiaries other than the subsidiaries set out in Schedule E attached hereto (the “Buyer Subsidiaries” and each a “Buyer Subsidiary”) nor any investment or proposed investment in any Person which, for the financial year ended December 31, 2005 accounted for more than five percent of the consolidated assets or consolidated revenues of the Buyer or would otherwise be material to the business and affairs of the Buyer on a consolidated basis.

(b)	The Buyer owns, directly or indirectly, the percentage of issued and outstanding shares of each of the Buyer Subsidiaries set out in Schedule E attached hereto, all of the issued and outstanding shares of the Buyer Subsidiaries are issued as fully paid and non-assessable shares, in each case, other than as disclosed in the Buyer Public Documents, free and clear of all Encumbrances whatsoever and no Person has any agreement, option, right or privilege (whether pre-emptive or contractual)

capable of becoming an agreement, for the purchase from the Buyer or any of the Buyer Subsidiaries of any interest in any of the shares in the capital of any of the Buyer Subsidiaries.

3.3.5	Buyer Mining Properties

(a)	The Buyer Public Documents disclose all of the mining properties of the Buyer (the “Buyer Properties”). Except as disclosed in the Buyer Public Documents, either the Buyer or a Buyer Subsidiary is the holder of record of, and is the owner of a 100% undivided beneficial interest in and to its right, title and interest in, all of the Buyer Properties, free and clear of all Encumbrances, other than the Permitted Encumbrances.

(b)	There are no adverse interests or options to acquire or purchase the Buyer Properties or any portion thereof or any right, title or interest therein. No Person has any proprietary or possessory interest in such mining properties other than a Buyer Subsidiary and subject only to the rights of any Governmental Authority having jurisdiction, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from such mining properties.

(c)	A Buyer Subsidiary has all necessary rights of entry and exit to and from the Buyer Properties and the surfaces thereof to carry out all necessary mining operations on such mining properties.

(d)	A Buyer Subsidiary has not received any notice from any Governmental Authority alleging that it or any of its predecessors in interests in respect of the Buyer Properties has violated or is violating in any material respect any Environmental Law to which such mining properties are subject.

(e)	To the knowledge of the Buyer, the Buyer Properties are in good standing in all material respects with respect to the performance of all material obligations required under Applicable Law (including, without limitation, the payment of all maintenance costs, the performance of all minimum assessment work and the filing of reports with respect to minimum assessment work) and the condition of such mining properties is in material compliance with all Applicable Laws and all Orders of all Governmental Authorities having jurisdiction, including in respect of any material Environmental liability related to or arising out of such mining properties.

3.3.6	Material Changes

        Except as disclosed in the Buyer Public Documents and as contemplated hereunder, none of the Buyer or any Buyer Subsidiary has approved, has entered into any binding agreement in respect of, or has any knowledge of:

(a)	the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by the Buyer or any Buyer Subsidiary whether by asset sale, transfer of shares or otherwise;

(b)	the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Buyer or any Buyer Subsidiary or otherwise) of the Buyer or any Buyer Subsidiary; or

(c)	a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of the Buyer or any Buyer Subsidiary.

3.3.7	No Options

        Other than as set out in the Buyer Public Documents:

(a)	no Person has or will have at the Closing Time any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase from the Buyer of any unissued shares or securities of the Buyer; and

(b)	there is no agreement in force or effect which in any manner affects or will affect the voting or control of any of the securities of the Buyer or of the Buyer Subsidiaries.

3.3.8	Material Interests of Control Shareholders

        Except as disclosed in the Buyer Public Documents, none of the officers or employees of the Buyer or of any Buyer Subsidiary, any person who owns, directly or indirectly, more than 10% of any class of securities of the Buyer or securities of any person exchangeable for more than 10% of any class of securities of the Buyer, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction (including, without limitation, any loan made to or by any such person) with the Buyer or any of the Buyer Subsidiaries which, as the case may be, materially affects, is material to or will materially affect the Buyer on a consolidated basis.

3.3.9	Authorized and Issued Capital of the Buyer

        As at June 6, 2006, the authorized capital of the Buyer consists of an unlimited number of common shares, of which 172,944,697 are issued and outstanding.

3.3.10	Compliance with Securities Regulatory Authorities

        The Buyer is, and for more than four months preceding the date of this Agreement has been, a reporting issuer not in material default under any Canadian or United States securities laws applicable to it or the rules, by-laws or policies of any stock exchange on which any securities of the Buyer are listed and; (i) it has filed with all applicable securities regulatory authorities in Canada and the United States of America, all forms, reports and documents required to be filed by it pursuant to such securities laws and published policies of such regulatory authorities on a timely basis; (ii) all such filings when made complied in all respects with then-applicable legal and regulatory requirements; (iii) as of their respective dates, none of these filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iv) no confidential disclosure has been made under any Canadian securities laws applicable to it.

3.3.11	Exemption from Prospectus Requirements

        The issuance and delivery of the Closing Date Shares by the Buyer to the Seller or its nominee is exempt from the prospectus and registration requirements of the Securities Act (Ontario) and such other securities laws that are applicable to the Buyer (the “Securities Laws”). In addition, the first trade by the Seller or its nominee of any of the Closing Date Shares will be exempt from the prospectus requirements of the Securities Laws and no document will be required to be filed and no proceeding taken or approval, permit, consent, order or authorization obtained under the Securities Laws in connection with such first trade provided that:

(i)	the Buyer is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade;

(ii)	at least four months have elapsed from the Closing Date;

(iii)	the certificate representing the Closing Date Shares carries a legend stating:

“Unless permitted under securities legislation, the holder of the security must not trade the security before [insert the date that is 4 months and a day after the distribution date]”

(iv)	trade is not a control distribution (as such term in is defined in the Multilateral Instrument 45-102);

(v)	no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade;

(vi)	no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

(vii)	if the Seller is an insider, the selling security holder has no reasonable grounds to believe that the Buyer is in default of securities legislation.

3.3.12	Listing of Glencairn Shares

        The outstanding common shares in the capital of the Buyer are, and at the Closing Time the Closing Date Shares will be, listed and posted for trading on the TSX and AMEX, and no order ceasing or suspending trading in any securities of the Buyer has been issued and no proceedings for such purpose are pending, or to the knowledge of the Buyer, threatened and the certificates representing the Closing Date Shares will carry the following legend:

“The securities represented by this certificate are listed on the Toronto Stock Exchange (“TSX”); however, the said securities cannot be traded through the facilities of TSX since they are not freely transferable, and consequently any certificate representing such securities is not “good delivery” in settlement of transactions on TSX.”

3.3.13	Buyer Financial Statements

(a)	The Buyer’s consolidated audited financial statements for the years ended December 31, 2004 and 2005, including the notes and the related auditors’ reports thereto, and the Buyer’s consolidated unaudited financial statements for the three month period ended March 31, 2006 (collectively, the “Buyer Financial Statements”) were prepared in accordance with Canadian generally accepted accounting principles and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Buyer as at the date and for the periods indicated therein. Since their date, there has been no change in the financial condition, assets, liabilities or business of the Buyer other than changes in the ordinary course of business that neither individually or in the aggregate would have a Material Adverse Effect on the Buyer and its subsidiaries;

(b)	except as disclosed in the Buyer Financial Statements, all Taxes due and payable by the Buyer and the Buyer Subsidiaries have been paid, except where the failure to pay such taxes would not have a Material Adverse Effect on the Buyer or any Buyer Subsidiary. All tax returns, declarations, remittances and filings required to be filed by the Buyer and the Buyer Subsidiaries have been filed with all appropriate Governmental Authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact has been omitted therefrom which would make any of them misleading, except where the failure to file such documents would not have a Material Adverse Effect on the Buyer or any Buyer Subsidiary. To the knowledge of the Buyer, no examination of any tax return of the Buyer or any Buyer Subsidiary is currently in progress and there are no issues or disputes outstanding with any Governmental Authority respecting any Taxes that have been paid, or may be payable, by the Buyer or any Buyer Subsidiary, in any case, except where such examinations, issues or disputes would not have a Material Adverse Effect on the Buyer or any Buyer Subsidiary; and

(c)	the Buyer’s auditors who audited the audited Buyer Financial Statements and who provided their audit report thereon are independent public accountants as required under applicable Securities Laws and there has never been a reportable event (within the meaning of National Instrument 51-102) between the Buyer and the Buyer’s auditors or, to the knowledge of the Buyer, any former auditors of the Buyer.

3.3.14	No Suspension Orders

        No orders suspending the sale or ceasing the trading of any securities issued by the Buyer have been issued by any Governmental Authority in Canada, and no proceedings for such purpose are pending or, to the knowledge of the Buyer, threatened.

3.3.15	No Material Indebtedness or Liabilities

        The Buyer has no material indebtedness or liabilities other than as disclosed in the Buyer Financial Statements.

3.3.16	Material Obligations

        None of the Buyer nor any of the Buyer Subsidiaries is in violation of its constating documents or in default of the performance or observance of any material obligation, agreement, covenant (which, for the purposes hereof, includes any financial covenants of the Buyer under its credit facility with RMB Australia Holdings Limited) or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound.

3.3.17	Intellectual Property

        The Buyer and each of the Buyer Subsidiaries owns or has the right to use under licence, sub-licence or otherwise all material intellectual property used by the Buyer and the Buyer Subsidiaries in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all Encumbrances.

3.3.18	Valid Agreements

        Except as disclosed to the Seller, any and all of the agreements and other documents and instruments pursuant to which the Buyer and the Buyer Subsidiaries hold the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, subject to applicable bankruptcy and other laws of general application limiting the enforcement of creditors’ rights generally, neither the Buyer nor any Buyer Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, and all leases, licences and claims pursuant to which the Buyer or any Buyer Subsidiary derive the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or claim. None of the properties (or any interest in, or right to earn an interest in, any property) of the Buyer or any Buyer Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Buyer Public Documents.

3.3.19	Leased Premises

        With respect to each premises of the Buyer or the Buyer Subsidiaries which is material to the Buyer and the Buyer Subsidiaries on a consolidated basis and which the Buyer or any of the Buyer Subsidiaries occupies as tenant (the “Buyer Leased Premises”), the Buyer or such Buyer Subsidiary occupies the Buyer Leased Premises and has the exclusive right to occupy and use the Buyer Leased Premises and each of the leases pursuant to which the Buyer and/or the Buyer Subsidiaries occupies the Buyer Leased Premises is in good standing and in full force and effect.

3.3.20	Insurance

        The assets of the Buyer and the Buyer Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and the Buyer has not failed to promptly give any notice of any material claim thereunder.

3.3.21	Transfer Agent

        Equity Transfer Services Inc., at its principal offices in the City of Toronto, Ontario has been duly appointed as registrar and transfer agent for the Glencairn Shares.

3.3.22	Corporate Records

        The minute books and records of the Buyer and the Buyer Subsidiaries contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of the Buyer and the Buyer Subsidiaries, respectively, and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of the Buyer or any of the Buyer Subsidiaries to the date hereof not reflected in such minute books and other records, other than those which are not material in the context of the Buyer and the Buyer Subsidiaries, on a consolidated basis.

3.3.23	Environmental Matters

(a)	To the knowledge of the Buyer, each of the Buyer and the Buyer Subsidiaries is and has been in compliance with all applicable Environmental Laws, except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect on the Buyer.

(b)	The Buyer Properties have not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws. None of the Buyer, the Buyer Subsidiaries or any other person in control of any Buyer Property has caused or permitted the Release of any Hazardous Substances at, in, on, under or from any Buyer Property, except in compliance with all Environmental Laws, except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect. All Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Buyer Properties by the Buyer, the Buyer Subsidiaries or any other person for whose actions the Buyer or a Buyer Subsidiary may be partially or wholly liable have been handled, recycled, disposed of, treated and stored in compliance with all Environmental Laws except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect on the Buyer. To the knowledge of the Buyer, there are no Hazardous Substances at, in, on, under or migrating from the Buyer Properties, except in material compliance with all Environmental Laws.

(c)	To the knowledge of the Buyer, none of the Buyer, the Buyer Subsidiaries or any other person for whose actions the Buyer or a Buyer Subsidiary may be partially or wholly liable, has treated or disposed, or arranged for the treatment or disposal, of any Hazardous Substances on or to any of the Buyer Properties in such a manner as: (i) would be reasonably likely to impose liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property, except to the extent that such liability would not have a Material Adverse Effect on the Buyer; or (ii) would be reasonably likely to result in imposition of a lien, charge or other encumbrance or the expropriation on any of the Buyer Properties or the assets of any of the Buyer or the Buyer Subsidiaries.

(d)	None of the Buyer or the Buyer Subsidiaries has received any notice, formal or informal, of any proceeding, action or other claim, liability or potential liability arising under any Environmental Laws, from any person related to any of the Buyer Properties which is pending as of the date hereof, except to the extent that same would not have a Material Adverse Effect on the Buyer.

3.3.24	Employment Matters

(a)	Other than as disclosed in the Buyer Public Documents:

(i)	there has not been in the last two years and there is not currently any labour disruption, grievance, arbitration proceeding or other conflict which could reasonably be expected to have a Material Adverse Effect on the Buyer’s or any of the Buyer Subsidiaries’ business, taken as a whole, and the Buyer and each of the Buyer Subsidiaries is in compliance with all provisions of all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except where non-compliance with any such provisions would not have a Material Adverse Effect on the Buyer or any of the Buyer Subsidiaries;

(ii)	no union has been accredited or otherwise designated to represent any employees of the Buyer or any of the Buyer Subsidiaries and, to the knowledge of the Buyer, no accreditation request or other representation question is pending with respect to the employees of the Buyer or any of the Buyer Subsidiaries and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of the Buyer ‘s facilities and none is currently being negotiated by the Buyer or any Buyer Subsidiary; and

(b)	the Buyer Public Documents disclose, to the extent required by applicable Securities Laws, each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by the Buyer for the benefit of any current or former director, officer, employee or consultant of the Buyer, each of which has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such employee plans;

3.3.25	Internal Accounting Controls

        The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles and to maintain accountability for assets;

3.3.26	Public Disclosure

        All information which has been prepared by the Buyer and the Subsidiaries relating to the Buyer and the Subsidiaries and the business, property and liabilities thereof and either publicly disclosed, provided or made available to the Seller, is, as of the date of such information, true and correct in all material respects, taken as whole, and no fact or facts have been omitted therefrom which would make such information materially misleading.

3.3.27	Litigation

        Other than as disclosed in the Buyer Financial Statements, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or its subsidiaries, by or before any Governmental Authority or by any third party.

3.4	Commission

        Each of the Seller and the Buyer represents and warrants to the other that the other will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party.

3.5	Survival of Representations and Warranties of Seller

        All representations and warranties made by the Seller in this Agreement or any Closing Document shall survive the Closing as follows:

(a)	in the case of the representations and warranties set forth in Section 3.1.8, until the expiry of the relevant limitations period under Applicable Law for the institution of proceedings by the relevant Governmental Authority with respect to the matters contemplated in that Section; and

(b)	in the case of all other representations and warranties, for a period of eighteen (18) months from the Closing Time.

After such period, the Seller shall not have any further liability with respect to such representations and warranties except with respect to claims properly made under them within such period.

3.6	Survival of Representations and Warranties of the Buyer and the Guarantor

        All representations and warranties made by the Buyer and the Guarantor in this Agreement or any Closing Document shall survive for a period of eighteen (18) months from the Closing Time. After such period, the Buyer and Guarantor shall have no further liability hereunder with respect to such representations and warranties except with respect to claims properly made under them within such period.

3.7	Knowledge of the Seller

        Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Seller, it shall be deemed to refer to the actual knowledge of any director or officer of the Seller and the actual knowledge of the officers of the Guarantor, and all knowledge which such persons would have if it made due enquiry into the relevant subject matter having regard to his role and responsibilities as a director or officer of the Seller.

3.8	Knowledge of the Buyer

        Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Buyer, it shall be deemed to refer to the actual knowledge of any director or officer of the Buyer, and all knowledge which such party would have if it made due enquiry into the relevant subject matter having regard to his role and responsibilities as a director or officer of the Buyer.

ARTICLE 4
CONDITIONS PRECEDENT

4.1	Conditions of the Buyer

        The Buyer shall be obliged to complete the Closing only if each of the conditions precedent set out in the following Subsections of this Section 4.1 have been satisfied in full at or before the Closing Time. Each of such conditions precedent is for the exclusive benefit of the Buyer, and the Buyer may waive any of them in whole or in part in writing.

4.1.1	Accuracy of Representations and Performance of Covenants

At the Closing Time,

(a)	all of the representations and warranties of the Seller and the Guarantor made in, or pursuant to, this Agreement shall be true and correct in all material respects at and as of the Closing Time, except to the extent that such representations and warranties may be affected by events or transactions expressly permitted by this Agreement;

(b)	the Seller shall have observed or performed in all material respects all of the obligations, covenants and agreements hereunder which it must perform at or before the Closing Time; and

(c)	the Seller and the Guarantor shall have delivered to the Buyer a certificate dated as of the Closing Date and signed on behalf of an officer of the Seller, to the effect that the conditions specified in this Section 4.1 have been fulfilled.

4.1.2	Consents, Authorizations and Registrations

        On or before the Closing Time, all consents, approvals, Orders and authorizations of any Governmental Authority (or registrations, declarations, filings or recordings with any of them) and other Persons as set out in Schedule D attached hereto, shall have been obtained, made or waived, and all applicable waiting periods shall have expired or been the subject of early termination.

4.1.3	Litigation

        There shall not be pending any litigation or proceeding against the Buyer or the Seller brought by any Governmental Authority or any other Person that seeks to restrain, materially modify or invalidate the transactions contemplated by this Agreement and no Order that would prohibit, materially modify or restrain such transactions shall be in effect.

4.1.4	Receipt of Closing Documentation

        The Buyer shall have received the Closing Documents required to be delivered by the Seller to the Buyer pursuant to Sections 6.2 and 6.4 in form (as to certification and otherwise) and substance satisfactory to the Buyer and its counsel, acting reasonably.

4.1.5	Listing of Glencairn Shares

        The TSX and AMEX shall have conditionally approved the listing of the Closing Date Shares.

4.1.6	Transfer of Bonanza Concessions

        Desminic shall have entered into agreements with Yamana Nicaragua, S.A., a subsidiary of the Guarantor, to (i) transfer and assign all of the Bonanza Exploration Concessions and the Bonanza Exploitation Concession to Yamana Nicaragua, S.A., and (ii) provide that Desminic will hold legal and registered or recorded title to the Bonanza Exploration Concessions and the Bonanza Exploitation Concession as bare trustee with no active duties to perform with respect thereto until such time as such concessions are registered in the name of Yamana Nicaragua, S.A. (the “Bonanza Agreements”).

4.1.7	Transfer of Desminic Shares and Bemilasa Shares

        Peter Marrone and Charles Main shall have transferred to persons identified by the Buyer prior to the Closing Time the Desminic Shares and the Bemilasa Shares held by them for no or nominal consideration and shall have each entered into and signed a comprehensive mutual release from each such person of all claims against the applicable Subsidiaries up to and including the Closing Time.

4.1.8	Material Adverse Effect

        No Material Adverse Effect shall have occurred during the Interim Period with respect to the Seller or the Subsidiaries or their respective business, assets or properties.

4.1.9	Panama Closing

        The Buyer shall have completed the Panama Closing.

4.1.10	Inter-company Indebtedness

        The inter-company indebtedness of CAMH, Desminic or Bemilasa owing to the Guarantor, the Seller or any other affiliate of the Guarantor (other than CAMH, Desminic and Bemilasa) shall have been repaid, assigned to the Buyer or an affiliate of the Buyer or otherwise extinguished as determined by the Seller after consultation with the Buyer.

4.2	Seller’s Conditions

        The Seller shall be obliged to complete the Closing only if each of the conditions precedent set out in the following Subsections of this Section 4.2 have been satisfied in full at or before the Closing Time. Each of such conditions precedent is for the exclusive benefit of the Seller and the Seller may waive any of them in whole or in part in writing.

4.2.1	Accuracy of Representations and Performance of Covenants

At the Closing Time,

(a)	all of the representations and warranties of the Buyer made in or pursuant to this Agreement shall be true and correct in all material respects as if made at the Closing Time except to the extent that such representations and warranties may be affected by events or transactions expressly permitted in this Agreement;

(b)	the Buyer shall have observed or performed in all material respects all of the obligations, covenants and agreements which it must perform at or before the Closing Time; and

(c)	the Buyer shall have delivered to the Seller a certificate dated as of the Closing Date and signed on behalf of the Buyer by its Chairman, President or any Vice President, to the effect that the conditions specified in this Section 4.2 have been fulfilled.

4.2.2	Consents, Authorizations and Registrations

        All consents, approvals, Orders and authorizations of any Governmental Authority (or registrations, declarations, filings or recordings with any of them), including in respect of the issuance of the Closing Date Shares, and other Persons as set out in Schedule D attached hereto, shall have been obtained, made or waived, and all applicable waiting periods shall have expired or been the subject of early termination, on or before the Closing Time.

4.2.3	Litigation

        There shall not be pending any litigation or proceeding against the Buyer or the Seller brought by any Governmental Authority or any other Person that seeks to restrain, materially modify or invalidate the transactions contemplated by this Agreement and no Order that would prohibit, materially modify or restrain such transactions shall be in effect.

4.2.4	Receipt of Closing Documentation

        The Seller shall have received the Closing Documents required to be delivered by the Buyer to the Seller pursuant to Section 6.3 in form (as to certification and otherwise) and substance satisfactory to the Seller and its counsel, acting reasonably.

4.2.5	Listing of Glencairn Shares

        The TSX and AMEX shall have conditionally approved the listing of the Closing Date Shares, and satisfactory evidence of such approval shall have been furnished to the Seller on or prior to the Closing Date.

4.2.6	Transfer of Concessions

        Desminic shall have entered into the Bonanza Agreements with Yamana Nicaragua, S.A.

4.2.7	Material Adverse Effect

        No Material Adverse Effect shall have occurred during the Interim Period with respect to the Buyer or its business, assets or properties.

4.2.8	Panama Closing

        The Buyer shall have completed the Panama Closing.

4.2.9	Nomination Right Agreement

        The Buyer shall have entered into an agreement with the Seller that will provide that, from and after Closing, for so long as the Seller owns 10% or more of the issued and outstanding Glencairn Shares on a non-diluted basis, the Seller shall have the right to nominate one person for election to the board of directors of the Buyer on an annual basis (the “Nomination Rights Agreement”).

4.2.10	Equity Participation Agreement

        The Buyer shall have entered into an agreement with the Seller that will provide that from and after Closing, for so long as the Seller owns 10% or more of the issued and outstanding Glencairn Shares on a non-diluted basis, the Seller shall have the right to maintain its then pro rata interest in the Buyer in the event that the Buyer completes any future equity financings (the “Equity Participation Agreement”).

4.2.11	Inter-company Indebtedness

        The inter-company indebtedness of CAMH, Desminic or Bemilasa owing to the Guarantor, the Seller or any affiliate of the Guarantor (other than CAMH, Desminic and Bemilasa) shall have been repaid, assigned to the Buyer or an affiliate of the Buyer or otherwise extinguished as determined by the Seller after consultation with the Buyer.

4.3	Waiver

        Any Party may waive, by written notice to the other Party, any condition set forth in this Article 4 which is for its benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

5.1	Conduct of Business Prior to Closing

(a)	During the Interim Period, except as required by Applicable Law or any Governmental Authority, the Seller shall cause each Subsidiary to conduct its business only in the ordinary course in compliance in all material respects with all Applicable Laws and Licences.

(b)	During the Interim Period, except as required by Applicable Law or any Governmental Authority, the Buyer shall conduct its business, and shall cause each Buyer Subsidiary to conduct its business, only in the ordinary course in compliance in all material aspects with all Applicable Laws and Licences.

5.2	Access to Information

(a)	During the Interim Period, the Seller shall permit the Buyer and its Representatives to have reasonable access during business hours to:

(i)	the records and information of the Subsidiaries; and

(ii)	the officers and senior management and premises of the Subsidiaries on at least 48 hours’ prior written notice, on condition that no Person given access interferes with the ordinary conduct of the business of the Subsidiaries;

solely for the purpose of confirming the truth and accuracy of the Seller’s representations and warranties and the performance of the Seller’s covenants made in or pursuant to this Agreement.

(b)	During the Interim Period, the Buyer shall permit the Seller and its Representatives to have reasonable access during business hours to:

(i)	the records and information of the Buyer and the Buyer Subsidiaries; and

(ii)	the officers and senior management and premises of the Buyer and the Buyer Subsidiaries on at least 48 hours’ prior written notice, on condition that no Person given access interferes with the ordinary conduct of business of the Buyer and the Buyer Subsidiaries;

solely for the purpose of confirming the truth and accuracy of the Buyer’s representations and warranties and the performance of the Buyer’s covenants made in or pursuant to this Agreement.

5.3	Actions to Satisfy Closing Conditions

        Each Party shall take all such reasonable action as is within its power to control, and shall use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, with a view to achieving compliance with all conditions set forth in Article 4 which are for the benefit of the other Party. The Parties will co-operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

5.3.1	Consents and Waivers

        Subject to Sections 5.3.2 and 5.3.3, the Buyer, shall at its own expense, subject to obtaining the full co-operation and assistance of the Seller, use reasonable commercial efforts to obtain by the Closing Time all consents or waivers of any Person listed in Schedule D attached hereto as being required to consummate the transactions contemplated by this Agreement. For greater certainty, this Section shall not obligate the Buyer to make any payment to any Person or to pay any other charge or fee (except a payment contracted for with a third party or a payment to a third party to cover the third party’s expenses associated with the consents referred to in this Section) or make additional payments, guarantees or financial contributions or arrangements or to institute legal or arbitration or other proceedings to obtain such consents or waivers. The Seller shall provide to any Person whose consent is required to the transactions contemplated hereby, all such information relating to the Seller including financial information, information relating to its business experience and the business experience of the individuals who ultimately control and operate the Seller and with respect to its ability to perform and to operate the Business, as may be required by such Persons.

5.3.2	Injunctions

        If any court or Governmental Authority having jurisdiction over any of the Parties issues any Order before the Closing Time which would prohibit or materially restrict or hinder the Closing, the Parties shall use their respective reasonable efforts to have such Order dissolved, revoked or otherwise eliminated as promptly as possible and, in any event, prior to the Closing Time.

5.3.3	Filings with Governmental Authorities

        As soon as practicable after the Execution Date, the Parties shall make or cause to be made all filings, notices or requests for consent or approval required to be given or made to any Governmental Authority in connection with the sale and transfer of the Purchased Securities including, application by the Buyer to the TSX and AMEX for the listing and posting for trading of the Closing Date Shares. Each Party shall furnish to the other such information and assistance as it may reasonably request in order to prepare any filings or submissions or notices to be made or given by such other Party.

5.4	Investments in Other Persons

        During the Interim Period, the Seller shall ensure that the Subsidiaries do not directly or indirectly, make any loan or advance (other than in connection with currently approved capital expenditures and exploration expenses) to any Person or purchase or otherwise acquire any equity, assets or obligations of, or any interest in, any Person other than in the ordinary course of business.

5.5	Mergers, etc.

(a)	During the Interim Period, the Seller shall ensure that the Subsidiaries do not, directly or indirectly, merge, amalgamate or consolidate with any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their respective assets (whether now owned or hereafter acquired) to any Person or acquire (whether in one transaction or in a series of transactions) all or substantially all of the assets of any Person without the prior written consent of the Buyer.

(b)	During the Interim Period, the Buyer shall not, and shall ensure that the Buyer Subsidiaries do not directly or indirectly, merge, and amalgamate or consolidate with any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transaction) all or substantially all of the assets of the Buyer or the Buyer Subsidiaries (whether now owned or hereafter acquired) as applicable, to any Person or acquire (whether in one transaction or in a series of transactions) all or substantially all of the assets of any Person, in each case without the prior written consent of the Seller.

5.6	Restrictions on Dividends and Redemptions

        During the Interim Period, the Seller shall ensure that the Subsidiaries do not declare, order, pay or make any dividend or other distribution, directly or indirectly, in respect of any shares of any class of stock of the Subsidiaries. During the Interim Period, the Seller shall ensure that the Subsidiaries do not make or pay any payments, disbursements or fees to any director, officer, employee or agent of the Subsidiaries, except in the ordinary course of business.

5.7	Glencairn Equity Financing

(a)	The Buyer acknowledges that it has completed the marketing of the Glencairn Equity Financing. The Buyer shall use commercially reasonable efforts to conclude the Glencairn Equity Financing as soon as practicable after the Closing and the Panama Closing. Subject to obligations of confidentiality to which the Buyer may be subject, the Seller and the Guarantor may enquire of the Buyer as to the progress of the Glencairn Equity Financing and after such enquiry the Buyer will inform the Seller as to such progress and the Buyer will notify the Seller as soon as practicable of any development that could have a Material Adverse Effect on the timely completion of the Glencairn Equity Financing; provided that in either case, doing so is in compliance with applicable securities laws.

(b)	The Seller or one or more of its affiliates shall participate in the Glencairn Equity Financing. The Seller or one or more of its affiliates shall subscribe for 20% of the equity securities to be issued by the Buyer pursuant to the Glencairn Equity Financing to a maximum total investment of CDN$2,500,000.

5.8	CAMH Financial Statements

(a)	The Seller shall prepare (or cause to be prepared) and deliver to the Buyer on or prior to June 30, 2006:

(i)	the financial statements of CAMH for the years ended December 31, 2005, 2004 and 2003, including notes thereto, and an unaudited balance sheet for the three month period ended March 31, 2006; and

(ii)	the financial statements of Bemilasa for the years ended December 31, 2005, 2004 and 2003, and an unaudited balance sheet and income statement for the three month period ended March 31, 2006.

(b)	The Buyer agrees to assist and cooperate with the Seller to prepare the Seller’s Financial Statements.

(c)	The Seller’s Financial Statements shall be in a form acceptable to the Buyer, acting reasonably.

(d)	Up to and including the Closing Date, the Seller will ensure that the Subsidiaries do not incur, contingent or other liabilities of any nature whatsoever other than in the ordinary course of business.

(e)	The Buyer acknowledges that the financial statements of Desminic for the years ending December 31, 2003, 2004 and 2005 have previously been provided to the Buyer.

ARTICLE 6
CLOSING ARRANGEMENTS

6.1	Place of Closing

        The Closing shall take place on the Closing Date at the Closing Time at the offices of Cassels Brock & Blackwell LLP, Toronto, Ontario, or at such other place as may be agreed upon by the Seller and the Buyer.

6.2	Deliveries by the Seller

        At the Closing Time, the Seller shall deliver or cause to be delivered to the Buyer (unless delivered previously) the following documents, agreements, instruments and items, in form and substance satisfactory to the Buyer and its legal counsel, acting reasonably:

(a)	all share certificates representing the Purchased Securities duly endorsed in blank for transfer or accompanied by an executed stock transfer power of attorney;

(b)	resignations, effective as of the Closing Date, of each director and officer of the Subsidiaries from whom the Buyer requests such resignations; and a signed comprehensive release from and in favour of each such director and officer of all claims against the applicable Subsidiaries up to and including the Closing Time, including claims for current unpaid remuneration and advances made to the applicable Subsidiaries but excluding claims for indemnity to which they are entitled under the constating or constituent documents of the applicable Subsidiaries or under any Applicable Laws;

(c)	certificates dated as of the Closing Date from the Seller, the Guarantor and each Subsidiary, as the case may be, in the agreed form:

(i)	to the effect that the articles and by-laws attached to the certificate are correct and complete copies of the articles and by-laws of the Seller, the Guarantor and each Subsidiary, as in effect at the Closing Date;

(ii)	to the effect that the resolutions of the board of directors of the Seller and the Guarantor attached to the certificate approving this Agreement and authorising signature or execution of the same and of any documents required to be signed or executed by the Seller or the Guarantor under this Agreement is a correct and complete copy of the relevant resolutions; and

(iii)	attaching a copy of the signatures of the persons authorised to sign this Agreement and/or any of the Closing Documents contemplated herein on behalf of the Seller or the Guarantor and certifying the genuineness of such signatures.

(d)	evidence in form satisfactory to the Buyer, acting reasonably, that all actions required to be taken by the Seller prior to Closing pursuant to Section 5.3 have been taken and all consents, approvals, Orders and authorizations required to be obtained by the Seller for the Closing pursuant to Section 4.1.2 have been obtained;

(e)	a certificate dated as of the Closing Date and signed on behalf of the Seller in the agreed form to the effect that the representations and warranties of the Seller contained in the Agreement and the Closing Documents are true and correct in all respects as of the Closing Date (except to the extent that such representations and warranties may be affected by events or transactions expressly permitted by this Agreement) and that the Seller has performed all of its covenants and agreements to be performed under the Agreement on or prior to the Closing Date as required by Section 4.1.1(c);

(f)	certificate dated as of the Closing Date and signed on behalf of the Guarantor in the agreed form to the effect that the representations and warranties of the Guarantor contained in the Agreement and the Closing Documents are true and correct in all respects as of the Closing Date and that the Guarantor has performed all of its covenants and agreements to be performed under the Agreement on or prior to the Closing Date as required by Section 4.1.1(c);

(g)	a legal opinion of counsel pertaining to corporate and enforceability matters in respect of the Seller, the Guarantor and each Subsidiary and that all action has been taken to register the Buyer as the sole owner of the Purchased Securities, in form and substance reasonably satisfactory to the Buyer and its counsel;

(h)	the Nomination Rights Agreement and the Equity Participation Agreement, duly executed by the Seller;

(i)	the Bonanza Agreements, duly executed by Desminic and Yamana Nicaragua, S.A.; and

(j)	such other conveyances, transfers, approvals, documents, instruments or certificates dated as of the Closing Date as would be usual in completing transactions of the nature contemplated by this Agreement or as are, in the opinion of counsel for the Buyer, reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

6.3	Deliveries by the Buyer

        At the Closing Time, the Buyer shall deliver or cause to be delivered to the Seller (unless previously delivered) the following documents, agreements, instruments or items, in form and substance satisfactory to the Seller and its legal counsel, acting reasonably:

(a)	the Purchase Price in accordance with Sections 2.2.1 and 2.2.2;

(b)	a certificate dated as of the Closing Date from the Buyer in the agreed form:

(i)	to the effect that the articles and by-laws attached to the certificate are correct and complete copies of the articles and by-laws of the Buyer as in effect at the Closing Date;

(ii)	to the effect that the resolutions of the board of directors of the Buyer attached to the certificate approving this Agreement and authorising signature or execution of the same and of any documents required to be signed or executed by the Buyer under this Agreement is a correct and complete copy of the relevant resolutions; and

(iii)	attaching a copy of the signatures of the persons authorised to sign this Agreement and/or any of the documents contemplated herein on behalf of the Buyer and certifying the genuineness of such signatures;

(c)	a letter from Equity Transfer Services Inc. dated the Closing Date confirming number of Glencairn Shares outstanding as at the Closing Date;

(d)	evidence in form satisfactory to the Seller, acting reasonably, that all actions required to be taken by the Buyer prior to the Closing pursuant to Section 5.3 have been taken and all consents, approvals, Orders and authorizations required to be obtained by the Buyer for the Closing pursuant to Section 4.2.2 have been obtained;

(e)	a certificate dated as of the Closing Date and signed on behalf of the Buyer in the agreed form to the effect that the representations and warranties of the Buyer contained in the Agreement and the Closing Documents are true and correct in all respects as of the Closing Date (except to the extent that such representations and warranties may be affected by events or transactions expressly permitted by this Agreement) and that the Buyer has performed all of its covenants and agreements to be performed by it under the Agreement on or before the Closing Date as required by Section 4.2.1(c);

(f)	a legal opinion of counsel to the Buyer pertaining to corporate and enforceability matters in respect of the Buyer and securities law matters under the laws of the Province of Ontario in respect of the issuance of the Closing Date Shares and the first trade of such shares, in form and substance reasonably satisfactory to the Seller and its counsel;

(g)	the Nomination Rights Agreement and the Equity Participation Agreement, duly executed by the Buyer; and

(h)	such other conveyances, transfers, approvals, documents, instruments or certificates dated as of the Closing Date as would be usual in the completing transactions of the nature contemplated by this Agreement or as are, in the opinion of counsel for the Seller, reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

6.4	Delivery of Records

        On the Closing Date (or as soon thereafter as practicable), Seller shall deliver or cause to be delivered to the Buyer all books and records owned by or in the possession or control of the Seller pertaining to the Subsidiaries and their respective businesses (the “Books and Records”).

ARTICLE 7
POST-CLOSING COVENANTS OF THE PARTIES

7.1	Post-Closing Taxes

(a)	The Buyer shall cause the Subsidiaries to prepare and file all Tax Returns of the Subsidiaries required to be filed from and after the Closing Time, including the Tax return for the period ending at the Closing Time.

(b)	The Buyer does not assume and will not be liable for any Taxes which may be or become payable by the Seller, including any Taxes resulting from or arising as a consequence of the sale by the Seller to the Buyer of the Purchased Securities herein contemplated and the Seller will indemnify and save harmless the Buyer and its directors, officers and employees from and against all such Taxes.

7.2	Post-Closing Access

        After the Closing, upon reasonable written notice which shall be given at least 48 hours prior to any proposed access, the Buyer will give, or cause to be given, to the Seller and its Representatives, access, during normal business hours, to the Books and Records and such other records, data or information in the possession or control of the Buyer or the Subsidiaries that relate to the Subsidiaries and their respective businesses for the period prior to the Closing, and will permit such persons to examine and copy the Books and Records and such other records, data or information all to the extent reasonably requested by the Seller and only in connection with the preparation of tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes in respect of periods up to and including the Closing Date. However, the Buyer shall not be obligated to take any action pursuant to this Section 7.2 that would unreasonably disrupt the Subsidiaries or the operation of their respective businesses. The Seller, the Buyer and the Subsidiaries will co-operate with each other in the conduct of any tax audit or similar proceedings involving or otherwise relating to the Subsidiaries or the Purchased Securities in respect of periods up to and including the Closing Date.

7.3	Maintenance of Reporting Issuer Status

        The Buyer shall, for a period of at least 12 months after Closing, use its best efforts to remain a reporting issuer not in default of any requirement under and in respect of the Securities Laws.

7.4	Working Capital Deficit

(a)	No later than thirty (30) days after the Closing Date, the Seller shall prepare, or cause its accountants or auditors to prepare, and the Seller shall deliver to the Buyer, a statement containing a calculation of the Combined Working Capital Deficit and a statement containing the Belize Liabilities (the “Seller’s Post-Closing Statements”). If the aggregate of the Combined Working Capital Deficit and the Belize Liabilities exceeds $2,000,000, the Seller shall pay to the Buyer within five (5) days of delivery of the Seller’s Post-Closing Statements, by wire transfer, the amount equal to the difference between the (i) aggregate of the Combined Working Capital Deficit and the Belize Liabilities, and (ii) $2,000,0000 (the “Initial Adjustment”).

(b)	Within thirty (30) days of receipt of the Seller’s Post-Closing Statements, the Buyer shall notify the Seller in writing if it agrees or disagrees with the calculation of the Combined Working Capital Deficit and/or the Belize Liabilities by the Seller (the “Buyer’s Post-Closing Notice”). If the Buyer disagrees with the calculation of the Combined Working Capital Deficit and/or the Belize Liabilities delivered pursuant to Section 7.4(a), it shall specify in the Buyer’s Post-Closing Notice those items or amounts as to which the Buyer disagrees, and the Buyer shall be deemed to have agreed with all other items and amounts contained in the Seller’s Post-Closing Statements and the calculation of the Combined Working Capital Deficit and the Belize Liabilities.

(c)	The Buyer shall be deemed to have agreed with the Combined Working Capital Deficit and the Belize Liabilities contained in the Seller’s Post-Closing Statements delivered pursuant to Section 7.4(a) if it has not delivered the Buyer’s Post-Closing Notice to the Seller within thirty (30) days of receipt of the Seller’s Post-Closing Statements.

(d)	If the Buyer notifies the Seller pursuant to Section 7.4(b) that it disagrees with the Seller’s calculation of the Combined Working Capital Deficit and/or the Belize Liabilities, the Seller and the Buyer shall, within ten (10) Business Days following such delivery, use their best efforts to reach an agreement on the disputed items or amounts in order to determine the Combined Working Capital Deficit and/or the Belize Liabilities. If, during such period, the Seller and the Buyer are unable to reach such agreement, they shall promptly retain a mutually agreeable accounting firm (the “Neutral Auditors”), other than the Seller’s auditors, the Buyer’s auditors or any professional accounting firm or other professional services firm that has provided accounting, tax or other financial advice to either the Buyer or the Seller or their respective affiliates in the previous 24 months (failing which either party may apply to the Ontario Superior Court of Justice to appoint a Neutral Auditor), to promptly review the disputed items or amounts for the purpose of calculating the Combined Working Capital Deficit and/or the Belize Liabilities. In making any such calculation, the Neutral Auditors shall consider only those items or amounts in the Seller’s Post-Closing Statement to which the Buyer has disagreed. The Neutral Auditors shall deliver to the Seller and the Buyer, as promptly as practicable, a report setting forth each such calculation. The Neutral Auditor’s report shall, in the absence of bad faith or clerical error, be final and binding upon the Seller and the Buyer and the cost of such review and report shall be shared equally by the Seller and the Buyer.

(e)	The Seller and the Buyer agree that they will, and agree to cause their respective accountants or auditors to, cooperate and assist in the preparation of the Seller’s Post-Closing Statement, the calculation of the Combined Working Capital Deficit and the Belize Liabilities and the conduct of any review by the Neutral Auditors referred to in this Section 7.4, including making available to the extent reasonably necessary, required books, work papers and personnel.

(f)	If the Buyer has disagreed with the Seller’s calculation of the Combined Working Capital Deficit and/or Belize Liabilities in accordance with Section 7.4(b), then within five (5) Business Days after the Combined Working Capital Deficit and/or the Belize Liabilities have been agreed upon by the Seller and the Buyer or determined by the Neutral Auditors in accordance with Section 7.4(d), (i) if the aggregate of the Combined Working Capital Deficit and the Belize Liabilities exceeds the sum of $2,000,000 plus the Initial Adjustment, then the Seller shall promptly pay to the Buyer the difference between such amounts by wire transfer, and (ii) if the aggregate of the Combined Working Capital Deficit and the Belize Liabilities is less than the sum of $2,000,000 plus the Initial Adjustment, then the Buyer shall promptly pay to the Seller by wire transfer the difference between such amounts, to a maximum of the Initial Adjustment.

7.5	Buyer’s Calculation of the Working Capital Deficit

(a)	If the Seller’s Post-Closing Statement is not delivered by the Seller to the Buyer within the time frame set out in Section 7.4(a), the Buyer shall prepare, or cause its accountants or auditors to prepare, and the Buyer shall deliver to the Seller within sixty (60) days after the Closing Date, a statement containing a calculation of the Combined Working Capital Deficit and a statement containing the Belize Liabilities (the “Buyer’s Post-Closing Statements”), provided that the reasonable costs of preparing the Buyer’s Post-Closing Statements shall be paid by the Seller to the Buyer promptly after the delivery of any invoice in respect thereof. If the aggregate of the Combined Working Capital Deficit and the Belize Liabilities exceeds $2,000,000, the Seller shall pay to the Buyer, within five (5) days of receipt of the Buyer’s Post-Closing Statements, by wire transfer, the Initial Adjustment, except in respect of any amounts that the Seller considers to be calculated in bad faith or by gross, manifest or clerical error.

(b)	Within thirty (30) days of receipt of the Buyer’s Post-Closing Statements, the Seller shall notify the Buyer in writing if it agrees or disagrees with the calculation of the Combined Working Capital Deficit and/or the Belize Liabilities by the Buyer (the “Seller’s Post-Closing Notice”). If the Seller disagrees with the calculation of the Combined Working Capital Deficit and/or the Belize Liabilities delivered pursuant to Section 7.5(a), it shall specify in the Seller’s Post-Closing Notice those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Buyer’s Post-Closing Statement and the calculation of the Combined Working Capital Deficit and the Belize Liabilities.

(c)	The Seller shall be deemed to have agreed with the Combined Working Capital Deficit and the Belize Liabilities contained in the Buyer’s Post-Closing Statements delivered pursuant to section 7.5(a) if it has not delivered a Seller’s Post-Closing Notice to the Buyer within fifteen (15) days of receipt of the Buyer’s Post-Closing Statements.

(d)	If the Seller notifies the Buyer pursuant to Section 7.5(b) that it disagrees with the Buyer’s calculation of the Combined Working Capital Deficit and/or the Belize Liabilities, the Seller and the Buyer shall, within ten (10) Business Days following such delivery, use their best efforts to reach an agreement on the disputed items or amounts in order to determine the Combined Working Capital Deficit and/or the Belize Liabilities. If, during such period, the Seller and the

Buyer are unable to reach such agreement, they shall promptly retain Neutral Auditors, other than the Seller’s auditors, the Buyer’s auditors or any professional accounting firm or other professional services firm that has provided accounting, tax or other financial advice to either the Buyer or the Seller or their respective affiliates in the previous 24 months (failing which either party may apply to the Ontario Superior Court of Justice to appoint a Neutral Auditor), to promptly review the disputed items or amounts for the purpose of calculating the Combined Working Capital Deficit and/or the Belize Liabilities. In making any such calculation, the Neutral Auditors shall consider only those items or amounts in the Buyer’s Post-Closing Statement to which the Seller has disagreed. The Neutral Auditors shall deliver to the Seller and the Buyer, as promptly as practicable, a report setting forth each such calculation. The Neutral Auditor’s report shall, in the absence of bad faith or clerical error, be final and binding upon the Seller and the Buyer and the cost of such review and report shall be shared equally by the Seller and the Buyer.

(e)	The Seller and the Buyer agree that they will, and agree to cause their respective auditors to, cooperate and assist in the preparation of the Buyer’s Post-Closing Statement, the calculation of the Combined Working Capital Deficit and the Belize Liabilities and the conduct of any review by the Neutral Auditors referred to in this Section 7.5, including making available to the extent reasonably necessary, required books, work papers and personnel.

(f)	If the Seller has disagreed with the Buyer’s calculation of the Combined Working Capital Deficit and/or Belize Liabilities in accordance with Section 7.5(b), then within five (5) Business Days after the Combined Working Capital Deficit and/or Belize Liabilities have been agreed upon by the Seller and the Buyer or determined by the Neutral Auditor in accordance with Section 7.5(d), (i) if the aggregate of the Combined Working Capital Deficit and Belize Liabilities exceeds the sum of $2,000,000 plus the Initial Adjustment, then the Seller shall promptly pay to the Buyer the difference between such amounts by wire transfer, and (ii) if the aggregate of the Combined Working Capital Deficit and the Belize Liabilities is less than the sum of $2,000,000 plus the Initial Adjustment, then the Buyer shall promptly pay to the Seller by wire transfer the difference between such amounts, to a maximum of the Initial Adjustment.

ARTICLE 8
GUARANTEE OF GUARANTOR

8.1	Guarantee of Guarantor

        The Guarantor hereby agrees with the Buyer to take such actions as may be necessary to cause the Seller at all time to fully and faithfully to perform and discharge its obligations hereunder and, if the Seller shall at any time fail to do so, the Guarantor shall itself perform and discharge such obligations. The foregoing agreement of the Guarantor is absolute, unconditional, present and continuing and is in no way conditional or contingent upon any event, circumstance, action or omission which might in any way discharge a guarantor or surety in whole or in part.

ARTICLE 9
GENERAL TERMINATION PROVISIONS

9.1	Termination

        This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):

(a)	in writing, by mutual consent of the Parties;

(b)	by written notice from the Seller to the Buyer if any of the conditions set forth in Section 4.2 is not satisfied at the Closing Time, or it becomes apparent that any such condition cannot be satisfied at the Closing Time, and it is not waived by the Seller;

(c)	by written notice from the Buyer to the Seller if any of the conditions set forth in Section 4.1 is not satisfied at the Closing Time, or it becomes apparent that any such condition cannot be satisfied at the Closing Time, and it is not waived by the Buyer; or

(d)	by written notice by the Buyer or the Seller if, for any reason other than default hereunder of the Party seeking such termination, the Closing has not occurred on or prior to July 31, 2006, except as such date may be extended by the mutual agreement of the Parties.

9.2	Termination Procedure

        In the event of the termination of this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the Party so terminating to the other Party, and this Agreement shall terminate without further action by any Party. If this Agreement is terminated pursuant to Section 9.1 hereof:

(a)	all Information received by any Party shall be treated as confidential, and each Party shall promptly and, in any event, within five (5) Business Days of receipt of a written request from the other Party,

(i)	deliver to the other Party or,

(ii)	if so requested by the other Party, destroy,

all tangible Information, and erase all Information in electronic form furnished by the other Party, its affiliates, and their respective Representatives to the Party or its Representatives, without retaining copies thereof. In such event, within the same time period, the Party shall destroy or erase, as the case may be, all other documents or records constituting or containing Information created by or for the

Party or its Representatives, unless prepared exclusively from publicly available information. The Party shall deliver to the other Party a certificate confirming in writing its compliance with this clause;

(b)	all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made; and

(c)	the obligations provided for in this Section 9.2 and Sections 9.3, Article 10, and Sections 11.1, 11.2 and 11.3 hereof shall survive any such termination.

9.3	Effect of Termination

(a)	If this Agreement is terminated pursuant to Sections 9.1(b) or 9.1(c) by the Party entitled to the benefit of the conditions referred to in said Sections (the “First Party”):

(i)	unless the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the First Party or have not been satisfied by reason of a default by the First Party hereunder, and except as otherwise provided herein to the contrary, the First Party shall be released from all obligations hereunder; and

(ii)	unless the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other Party or have not been satisfied by reason of a default by the other Party hereunder, and except as otherwise provided herein to the contrary, then the other Party shall also be released from all obligations hereunder.

(b)	If this Agreement is terminated pursuant to any other subsection of Section 9.1, there shall be no liability or obligation hereunder on the part of the Seller, the Guarantor, the Buyer or any of their respective affiliates or Representatives, except for liability arising from a wilful or negligent breach of this Agreement in which case each Party will retain all remedies against the other Party, and except as otherwise provided herein to the contrary.

ARTICLE 10
INDEMNIFICATION

10.1	Definitions

As used in this Article 10:

“Claim”means any act, omission or state of facts and any demand, action, suit, proceeding, claim, assessment, judgement or settlement or compromise relating thereto which may give rise to a right to indemnification under Sections 10.2 or 10.3;

“Claim Notice” means a written notice of a Claim specifying in reasonable detail the specific basis of the Claim, the specific nature of the Losses and the estimated amount of such Losses;

“Direct Claim” means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

“Indemnifier”means any Party obligated to provide indemnification under this Agreement;

“Indemnified Party” means any Person entitled to indemnification under this Agreement;

“Indemnity Payment” means any amount of Loss required to be paid pursuant to Sections 10.2 or 10.3;

“Loss”means any and all actual loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgement, settlement or compromise relating thereto and all interest, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, but excluding any indirect, consequential, special, punitive or exemplary damages including loss of profit or revenue, any multiple of reduced cash flow, interference with operations, or loss of lenders, investors or buyers; and

“Third Party Claim” means any Claim asserted against an Indemnified Party that is paid or payable to, or claimed by, any Person who is not a Party or an affiliate of a Party.

10.2	Indemnification by Seller

        Subject to the limits set forth in Section 10.6, the Seller shall indemnify, defend and save harmless the Buyer and its directors, officers and employees from and against any and all Loss suffered or incurred by them, as a result of, or arising in connection with:

(a)	any breach of a representation or warranty or any false statement made or given by the Seller or the Guarantor in this Agreement or in any Closing Document in respect of which a Claim Notice is properly given to the Seller within the survival period set forth in Section 3.5 with respect to such representation, warranty or statement; or

(b)	any failure by the Seller to observe or perform any covenant or obligation contained in this Agreement or in any Closing Document.

10.3	Indemnification by the Buyer

        Subject to the limits set forth in Section 10.6, the Buyer shall indemnify, defend and save harmless the Seller and its directors, officers and employees from and against any and all Loss suffered or incurred by them, as a result of, or arising in connection with:

(a)	any breach of a representation or warranty or any false statement made or given by the Buyer in this Agreement or in any Closing Document in respect of which a Claim Notice is properly given to the Buyer within the survival period set forth in Section 3.6 with respect to such representation, warranty or statement; or

(b)	any failure by the Buyer to observe or perform any covenant or obligation contained in this Agreement or in any Closing Document.

10.4	Agency for Directors, Officers and Employees

        Each of the Buyer and Seller agrees that it accepts each indemnity in favour of its directors, officers and employees as agent and trustee of each such director, officer and employee. Each Party agrees that an Indemnified Party may enforce an indemnity in favour of any of that Party’s directors, officers and employees on behalf of each such director, officer and employee.

10.5	Indemnification Procedure

10.5.1	Procedures for Third Party Claims.

(a)	Promptly after receipt by an Indemnified Party of notice of a Third Party Claim, such Indemnified Party shall provide a Claim Notice to the Indemnifier within five (5) days after the Indemnified Party’s receipt of notice of the Third Party Claim.

(b)	The Indemnifier shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days after receipt of the Claim Notice, to assume the defence of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the reasonable fees and disbursements of such counsel. The Indemnified Party shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier and may participate in such defence assisted by counsel of its own choice at its own expense.

(c)	If the Indemnifier declines or fails to assume the defence of the Third Party Claim on the terms provided above within such thirty (30) day period, the Indemnified Party may, at its option, employ counsel to represent or defend it in any such Third Party Claim and, if such Third Party Claim is a matter with respect to which the Indemnified Party is entitled to receive payment from the Indemnifier for the Loss in question, the Indemnifier will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifier will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single Third Party Claim.

(d)	In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifier, whichever is not assuming the defence of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifier and the Indemnified Party, as the case may be, shall at all times use all reasonable efforts to keep each other reasonably apprised of the status of any matter the defence of which they are maintaining and to co-operate in good faith with each other with respect to the defence of any such matter.

(e)	The Indemnified Party may not make any admission of liability or settle or compromise any Third Party Claim or consent to the entry of any judgement with respect to such Third Party Claim without the prior written consent of the Indemnifier, such consent not to be unreasonably withheld or delayed. Without the prior written consent of the Indemnified Party, the Indemnifier shall not enter into any compromise or settlement of any Third Party Claim which would lead to liability or create any financial or other material obligation on the part of the Indemnified Party.

10.5.2	Failure to Give Timely Notice of Third Party Claim

        The failure to provide a Claim Notice of a Third Party Claim to the Indemnifier shall relieve the Indemnifier from liability under this Agreement with respect to such Third Party Claim only if, and only to the extent that, such failure to provide a Claim Notice to the Indemnifier results in (i) the forfeiture by the Indemnifier of rights and defences otherwise available to the Indemnifier with respect to such Third Party Claim, (ii) material prejudice to the Indemnifier with respect to such Third Party Claim, or (iii) the loss of any right by the Indemnifier to recover any payment under its applicable insurance coverage.

10.5.3	Procedures for Direct Claims

        Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof, but in any event not later than 60 days after the Indemnified Party becomes aware of the facts and circumstances that would give rise to such Direct Claim. The Indemnifier shall then have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such 30-day period, the Indemnifier shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

10.6	Liability Limits

10.6.1	General Liability Limits

        Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifier’s obligation to indemnify, defend and hold an Indemnified Party harmless shall be limited as follows:

(a)	for the purposes of computing the aggregate amount of Losses incurred by the Indemnified Party, the amount of the Losses in respect of a Claim shall be deemed to be an amount equal to, and any Indemnity Payments by the Indemnifier shall be limited to, the amount of Losses that remain after deducting therefrom (i) any third party insurance and any indemnity, contributions or other similar payment payable by any third party with respect thereto, and (ii) any net tax benefit recognized (by reason of a tax deduction, basis adjustment, shifting of income, credit and/or deductions or otherwise) by the Indemnified Party or any affiliate thereof with respect to the Losses or items giving rise to such claim for indemnification;

(b)	the amount of an Indemnity Payment shall be reduced to the extent appropriate to reflect the relative contribution to such Loss, if any, caused by actions taken by the Indemnified Party or any affiliate thereof after the Closing; and

(c)	in any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which the Indemnifier has indemnified it pursuant to this Agreement, such Indemnified Party shall promptly pay over to the Indemnifier the amount so recovered except to the extent that such amount has already been deducted in calculating the Indemnity Payment pursuant to Section 10.6.1(a) (after deducting therefrom the full amount of the expenses incurred by the Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifier to or on behalf of the Indemnified Party in respect of such matter, and (ii) any amount expended by the Indemnifier in pursuing or defending any claim arising out of such matter.

10.6.2	Seller’s Liability Limits

        Notwithstanding anything to the contrary set forth in this Agreement, the Seller’s obligations to indemnify, defend and hold harmless the Buyer and its directors, officers and employees (the “Buyer Indemnified Parties”) shall be limited as follows:

(a)	no claims for indemnification may be made and no Indemnity Payment shall be payable unless and until, after taking into account the limitations imposed by Section 10.6.1, the Buyer Indemnified Parties shall have suffered or incurred indemnifiable Losses in excess of $100,000, at which point the Buyer Indemnified Parties shall be entitled to recover all such Losses, except in the case of a claim for indemnification in respect of a breach of the covenant contained in Section 7.4 or Section 7.5 or for a false statement in a Closing Document that is in respect of the Combined Working Capital Deficit or the Belize Liabilities, which Loss shall not be subject to such limitation in that the Buyer Indemnified Party shall be entitled to recover all such losses;

(b)	in no event shall the aggregate Losses required to be paid by the Seller to the Buyer Indemnified Parties hereunder exceed the Purchase Price, unless such Losses related to a breach of the covenant contained in Section 7.4 or Section 7.5 or to a false statement in a Closing Document that is in respect of the Combined Working Capital Deficit or the Belize Liabilities; and

(c)	if any Applicable Law would give the Buyer Indemnified Parties, or any of them, the right, notwithstanding the express terms of Sections 10.2 and 3.5 to the contrary, to make a Claim in respect of a breach of a representation or warranty made or given by the Seller in this Agreement or in any Closing Document after the expiry of the survival period set forth in Section 3.5 with respect to such representation and warranty, the Parties agree that the aggregate Loss suffered or incurred by all the Buyer Indemnified Parties as a result of, or arising in connection with, any such Claim shall be deemed to be limited to $1.00.

10.6.3	Buyer’s Liability Limits

        Notwithstanding anything to the contrary set forth in this Agreement, the Buyer’s obligations to indemnify, defend and hold harmless the Seller and its directors, officers and employees (the “Seller Indemnified Parties”) shall be limited as follows:

(a)	no claims for indemnification may be made and no Indemnity Payment shall be payable unless and until, after taking into account the limitations imposed by Section 10.6.1, the Seller Indemnified Parties shall have suffered or incurred indemnifiable Losses in excess of $100,000, at which point the Seller Indemnified Parties shall be entitled to recover all such Losses;

(b)	in no event shall the aggregate Losses required to be paid by the Buyer to the Seller Indemnified Parties hereunder exceed the Purchase Price; and

(c)	if any Applicable Law would give the Buyer Indemnified Parties, or any of them, the right, notwithstanding the express terms of Sections 10.3 and 3.6 to the contrary, to make a Claim in respect of a breach of a representation or warranty made or given by the Seller in this Agreement or in any Closing Document after the expiry of the survival period set forth in Section 3.6 with respect to such representation and warranty, the Parties agree that the aggregate Loss suffered or incurred by all the Buyer Indemnified Parties as a result of, or arising in connection with, any such Claim shall be deemed to be limited to $1.00.

10.6.4	Reasonable Steps to Mitigate

        The Indemnified Party will take all reasonable steps to mitigate all Losses, including availing itself of any defences, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Loss as may be reasonably requested by the Indemnifier. The Indemnified Party’s reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due under this Article 10, and the Indemnifier will reimburse the Indemnified Party for the Indemnified Party’s reasonable expenditures in undertaking the mitigation of such Losses.

10.7	No Rights in Addition

        The rights of indemnity set forth in this Article 10, as limited, are the respective Indemnified Party’s sole and exclusive remedies for any Loss for which indemnity may be claimed by the Indemnified Party pursuant to Section 10.2 or 10.3, as the case may be, and are expressly in lieu of all other remedies, including any independent common law or statutory rights or remedies which the Indemnified Party may have at any time, now or in the future, notwithstanding anything to the contrary in this Agreement.

ARTICLE 11
GENERAL

11.1	Expenses

        Except as otherwise provided herein, each Party shall pay all expenses it incurs in authorizing, preparing, negotiating, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other Representatives.

11.2	Notices

(a)	Method of Delivery. Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(i)	delivered in person (including by courier) during normal business hours on a day which is a business day at the place of delivery and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below; or

(ii)	sent by any electronic means of sending messages, including facsimile transmission or e-mail, which produces a paper record (“Transmission”) during normal business hours on a day which is a business day at the place of receipt, charges prepaid and confirmed by prepaid first class mail;

in the case of a notice to the Seller or the Guarantor, addressed to it at:

c/o Yamana Gold Inc. 150 York Street, Suite 1102 Toronto, Ontario M5H 3S5 Attention: President and Chief Executive Officer Fax No.: (416) 815-0021

with a copy, which shall not constitute notice, to:

Cassels Brock & Blackwell LLP Suite 2100, Scotia Plaza 40 King Street West Toronto, Ontario M5H 3C2 Attention: Mark Bennett Fax No.: (416) 350-6933

and in the case of a notice to the Buyer, addressed to it at:

6 Adelaide Street East 5th Floor Toronto, Ontario M5C 1H6 Attention: President and Chief Executive Officer Fax No.: (416) 367-0182

with a copy, which shall not constitute notice, to:

McCarthy Tetrault LLP Suite 4700 Toronto Dominion Bank Tower Toronto, Ontario M5K 1E6 Attention: Richard Miner Fax No.: (416) 868-0673

(b)	Deemed Delivery. Each notice sent in accordance with this Section shall be deemed to have been received:

(i)	in the case of personal delivery, if delivered before 5:00 p.m., on the day it was delivered, otherwise, on the first day thereafter which is a business day at the place of delivery;

(ii)	in the case of facsimile transmission, on the same day that it was sent if the machine from which it was sent receives the answer back code of the party to whom it was sent before 5:00 p.m. (recipient’s time) on such day, otherwise on the first day thereafter which is a business day at the place of receipt; or

(iii)	in the case of e-mail, on the same day it was sent if sent before 5:00 p.m. (recipient’s time) on such day, otherwise on the first day thereafter which is a business day at the place of receipt.

Any Party may change its address for notice by giving notice to the other Parties.

11.3	Confidentiality and Public Announcements

        Before the Closing Date, no Party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of the other Party except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of all Applicable Law. If any such public statement or release is so required, the Party making such disclosure shall consult with the other Parties prior to making such statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to all Parties. In the event that a Party becomes legally compelled to make any public statement or issue a press release, such Party shall provide the other Party with prompt written notice so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 11.3. Such Party shall consent to and assist the other Party in obtaining any protective order or other appropriate remedy that the other Party or any of its affiliates may seek for the purpose of delaying or obtaining an exemption from the requirement to make the public statement or issue the press release in question. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with this Section 11.3, the Party shall make or issue only that portion of the public statement or the press release which the Party is advised by written opinion of its counsel is legally required and the Party shall use its reasonable commercial efforts to obtain a protective order or other reliable assurance that the public statement or press release shall be accorded confidential treatment.

11.4	Amendment

        This Agreement may be amended, modified or supplemented only by the written agreement of the Parties.

11.5	Waiver of Rights

        Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

11.6	Assignment

        No Party may assign any rights or benefits under this Agreement to any Person without the prior written consent of the other Party. Each Party agrees to perform its obligations under this Agreement itself, and not to arrange in any way for any other Person to perform those obligations. No assignment of benefits or arrangement for substituted performance by one Party shall be of any effect against the other Party except to the extent that other Party has consented to it in writing. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.

11.7	Tender

        Except as expressly provided in this Agreement, any tender of documents or money hereunder may be made upon the relevant Party or its counsel and money shall be tendered by wire transfer of immediately available funds to such bank account as shall be designated in writing by the recipient at least three (3) Business Days prior to the payment date, or to the trust account of the recipient Party’s solicitor if the recipient has not designated an account by that time.

11.8	Calculation of Time

        In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 6:00 p.m. (Toronto time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 6:00 p.m. (Toronto time) on the next Business Day.

11.9	Third Party Beneficiaries

        Nothing in this Agreement or in any Closing Document is intended expressly or by implication to, or shall, confer upon any Person other than the Parties and their Representatives, any rights or remedies of any kind.

11.10	Further Assurances

        Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and each Closing Document.

11.11	Counterparts

        This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

11.12	Facsimile Execution

        To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to all other Parties by facsimile transmission. That Party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

        IN WITNESS WHEREOF this Share Purchase Agreement has been executed by the parties hereto.

RNC RESOURCES LIMITED

By:
       /s/ Charles Main
       Name:
       Title:

By:
       --------------------------------------------------
       Name:
       Title:

YAMANA GOLD INC.

By:
       /s/ Charles Main
       Name:
       Title:

By:
       --------------------------------------------------
       Name:
       Title:

GLENCAIRN GOLD CORPORATION

By:
       /s/ Kerry Knoll
       Name:
       Title:

By:
       /s/ Lorna D. MacGillivray
       Name:
Title:

SCHEDULE A
BONANZA EXPLOITATION CONCESSION

The Bonanza Exploitation Concession was granted on June 10, 1994 by Ministerial Decree No. 018-RN-MC/94 and consists of seven lots with an aggregate surface area of 19,369.75 hectares, divided as follows:

Lot Name	Area (Ha)	State

Siuna	1,200	Department of Zelaya, RAAN

Rosita	3,500	Department of Zelaya, RAAN

Nueva America	600	Department of Zelaya, RAAN

Riscos de Oro	400	Department of Zelaya, RAAN

Blog	600	Department of Zelaya, RAAN

La Luna	800	Department of Zelaya, RAAN

SCHEDULE B
BONANZA EXPLORATION CONCESSIONS

Ministerial Decree No.	Area (Ha)	State

606-RN-MC/2006	22,123.43	Department of Zelaya, RAAN

603-RN-MC/2006	33,533	Department of Zelaya, RAAN

604-RN-MC/2006	11,576.89	Department of Zelaya, RAAN

602-RN-MC/2006	24,975	Department of Zelaya, RAAN

605-RN-MC/2006	20,300.57	Department of Zelaya, RAAN

220-RN-MC/2002/356-RN-MC/2003	49,344	Department of Zelaya, RAAN

SCHEDULE C
LA LIBERTAD MINING PROPERTIES

Exploitation Concession	Area (Ha)	Date of Issuance	State

032-RN-MC/94	10,950	September 26, 1994	Department of Chontales, RAAN

200-RN-MC/2002	2,350	March 7, 2002	Department of Chontales, RAAN

SCHEDULE D
BUYER’S CONSENTS

1.	Approval of the TSX and the AMEX to list and post for trading the Closing Date Shares.

2.	Consent under Section 10.3 of the Facility Agreement entered into by the Buyer with RMB Australia Holdings Limited.

SCHEDULE E
BUYER’S SUBSIDIARIES

Subsidiaries	Corporate Jurisdiction	Percentage Ownership

Glencairn Holdings Inc.	Cayman Islands	100%
Black Hawk Mining Inc.	Quebec	100%
Glencairn Enterprises Ltd.	Cayman Islands	100%(1)
Metales Procesados MRW S.A	Costa Rica	100%
Compania Rio Minerales S.A	Costa Rica	100%
1069024 Ontario Limited	Ontario	100%
Triton Mining Corporation	Ontario	100%
Triton Minera S.A	Nicaragua	95%
Triton Mining (U.S.A.) LLC	Wyoming	100%
(1) The Buyer owns all of the issued and outstanding shares of Glencairn Enterprises Ltd. other than one Class C Share.

SCHEDULE F
INDEBTEDNESS

As at March 31, 2006

Loan due to Banpro
Debt due to Caterpilla	US$157,669.70
Loan due to Banco Uno	US$3,782.24
Debt due to Minisa	US$180,712.49

SCHEDULE G
ROYALTIES

1.	A 3% production royalty is payable to the Government of Nicaragua pursuant to Ministerial Decree No. 032-RN-MC-94, clause 2.1.

2.	A 2% production royalty is payable to INVERSIONES MINERAS S.A. (“Imisa”) pursuant to a Public Deed No. 18 notarized before the Notary Public Donald Jose Alemán Mena. The public deed was executed by Walter Luna Doña on behalf of Imisa and Leslie Coe Hodgson on behalf of Desminic. Public Deed No. 18, before the Notary Public Donald Jose Alemán Mena.